UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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ULTA BEAUTY, INC.
(Name of Registrant as Specified In Its Charter)

Not applicable
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Notice of Annual Meeting of Stockholders

When?	Where?	Who?

10:00 am CDT on Wednesday, June 1, 2022	Virtual meeting at www.virtualshareholdermeeting.com /ULTA2022	Stockholders of Record as of April 4, 2022

Meeting Agenda

Proposals	Board Recommendation	For more information
1. To elect Kelly E. Garcia, Michael R. MacDonald, and Gisel Ruiz as Class III Directors to hold office until the 2025 Annual Meeting of Stockholders	FOR (all nominees)	Page 7
2. To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year 2022, ending January 28, 2023	FOR	Page 17
3. To vote on an advisory resolution to approve the Company’s executive compensation	FOR	Page 48

We will also consider any other matters that may properly be brought before the meeting or any adjournment or postponement thereof.

Virtual Meeting

We are holding the 2022 annual meeting online, in a virtual meeting (via live webcast) format, due to an abundance of caution related to the continuing COVID-19 pandemic and the priority we place on the health and well-being of our stockholders, associates (i.e., employees), and other stakeholders. You will not be able to attend the annual meeting physically. You or your proxyholder can participate, vote, and examine our stockholder list at the annual meeting by visiting www.virtualshareholdermeeting.com/ULTA2022 and using your control number found on your proxy card. We believe that a virtual format provides improved communication and the opportunity for participation by a broader group of our stockholders, while reducing costs associated with planning, holding, and arranging logistics for an in-person meeting. In addition, hosting a virtual annual meeting reduces the environmental impact of our annual meeting.

Voting

Stockholders of Ulta Beauty as of the record date are entitled to vote, as follows:

Internet	Telephone	Mail
www.proxyvote.com for beneficial ownership	1-800-690-6903 for beneficial ownership	Mark, sign and date your proxy card and return it in the pre-addressed postage paid envelope we have provided or return it to:
www.proxyvote.com for registered ownership up until 11:59 pm CDT, on May 31, 2022	or 1-800-690-6903 for registered ownership up until 11:59 pm CDT, on May 31, 2022	For beneficial ownership: Vote Processing c/o Broadridge 51 Mercedes Way Edgewood, NY 11717	For registered ownership: Proxy Services C/O American Stock Transfer & Trust Company PO BOX 505008 Louisville, KY 40233 9814

Your vote is important. Whether or not you plan to attend the meeting by virtual presence, we encourage you to read this proxy statement and submit your proxy or voting instructions as soon as possible. For specific instructions on how to vote your shares, please refer to the instructions on the notice of internet availability of proxy materials you received in the mail. If you received paper copies of the proxy materials, kindly mark, sign, and date the enclosed proxy card and return it promptly in the enclosed envelope (which is postage prepaid, if mailed in the United States). Even if you have given your proxy, you may still revoke your proxy and vote by attending the virtual meeting online. Please note, however, that if your shares are held by a broker, bank, or other nominee and you wish to vote at the meeting, you must obtain, from your broker, bank, or other nominee, the record holder, a proxy issued in your name. For specific instructions on voting, please refer to the section, Questions and Answers — Voting Information/page 54.

Proxy Materials

This Notice of Annual Meeting, proxy statement, and form of proxy are being distributed and made available around April 20, 2022.

By order of the Board of Directors.

Jodi J. Caro
General Counsel, Chief Risk & Compliance Officer and Corporate Secretary

Important notice regarding the availability of proxy materials for the annual meeting of stockholders to be held on June 1, 2022. The proxy statement and Annual Report to Stockholders for the year ended January 29, 2022 are available at https://ulta.com/investor. Brokers cannot vote for Proposals 1 or 3 without your instructions.

We are furnishing proxy materials to our stockholders primarily via the internet. Internet distribution of our proxy materials is designed to expedite receipt by stockholders, lower the cost of the 2022 Annual Meeting of Stockholders (sometimes referred to as the “Annual Meeting”), and conserve natural resources. However, if you would prefer to receive paper copies of proxy materials, please follow the instructions included in the Notice of Internet Availability of Proxy Materials.

F

C	orporate Governance

Board Leadership Structure

The Corporate Governance Guidelines of Ulta Beauty, Inc. (“Ulta Beauty,” the “Company,” “we,” “us” or “our”) provide that the offices of the Chief Executive Officer (“CEO”) and the Chair of the Board of Directors may be either combined or separated at the discretion of the Board of Directors (sometimes referred to as the “Board”). We currently separate the roles of CEO and Chair of the Board. Our Corporate Governance Guidelines also provide that a majority of the independent directors will select a lead independent director when the Chair does not qualify as an independent director. As part of our CEO succession last year, Mary N. Dillon transitioned to the role of Executive Chair of the Board as of June 2, 2021, and Lorna E. Nagler, an independent director, became the lead independent director.

We believe separating the roles of CEO and Chair enhances the accountability of the CEO to the Board, strengthens the Board’s independence from management, and ensures a greater role for the independent directors in the oversight of the Company. In addition it allows our CEO to focus efforts on running our business and managing our Company in the best interests of our stockholders, while the Chair provides guidance to the CEO and, in consultation with management, helps to set the agenda for Board meetings and establishes priorities and procedures for the work of the full Board. The Chair presides over meetings of the full Board as well as executive sessions (without management), which the Board generally holds several times a year. The independent directors believe that Ms. Dillon’s leadership of the Board, with Ms. Nagler serving as the lead independent director, has provided a valuable resource to the Board and helped facilitate a smooth transition of the CEO role.

As part of our CEO succession plan last year, Ms. Dillon agreed to serve as Executive Chair of the Board for one year. Accordingly, Ms. Dillon is retiring from the Board as of the date of the Annual Meeting. In anticipation of Ms. Dillon’s completion of service, our Board has appointed Ms. Nagler to serve as Non-executive Chair effective June 1, 2022. The CEO and Chair roles will remain separate under this leadership structure.

The Board believes that the current Board leadership structure is in the best interests of the Company and its stockholders at this time. The Board recognizes that no single leadership model is right for all companies and at all times and that, depending on the circumstances, other leadership models, such as combining the Chair and CEO roles, might be appropriate. Accordingly, the Board periodically reviews its leadership structure. Our Corporate Governance Guidelines provide the flexibility for the Board to modify or continue its leadership structure in the future, as it deems appropriate.

Independence

Board member independence is an essential element of Ulta Beauty corporate governance. The Board of Directors has determined that each of the current non-employee directors, other than Ms. Dillion, is free of any relationship that would interfere with their individual exercise of independent judgment with regard to Ulta Beauty. Each member of, and nominee for, the Board of Directors is independent other than Ms. Dillon, our former CEO and current Executive Chair of the Board, and David C. Kimbell, our CEO. Each member of the nominating and corporate governance committee, compensation committee, and audit committee satisfies the independence requirements of the NASDAQ Stock Market (“NASDAQ”) and the Securities and Exchange Commission (the “SEC”).

Corporate Governance

Board of Directors Meetings and Committees

During the fiscal year ended January 29, 2022 (“fiscal 2021”), the Board of Directors held six meetings. The Board of Directors has an audit committee, a nominating and corporate governance committee, and a compensation committee. During fiscal 2021, no director attended less than 75% of the aggregate meetings of the Board of Directors and of the committees on which they served that were held during the period for which they were a director or committee member, respectively. Directors are invited and expected to attend the Annual Meeting of Stockholders, and all our directors then in office attended our 2021 Annual Meeting of Stockholders.

The following table provides the composition of each of our committees as of April 4, 2022:

Director	Nominating and Corporate Governance Committee (1)	Audit Committee (2)	Compensation Committee (3)
Mary N. Dillon*
Lorna E. Nagler**
Sally E. Blount
Michelle L. Collins
Kelly E. Garcia***
Catherine A. Halligan
Charles Heilbronn
David C. Kimbell
Patricia A. Little
Michael R. MacDonald
George R. Mrkonic
Gisel Ruiz***
Michael C. Smith

Committee Chair	Member	* Executive Chair of the Board	** Lead Independent Director

*** As new directors, Mr. Garcia and Ms. Ruiz will observe all committees until June 2022 when they will be appointed to serve on a specific committee(s).

1.	Additional information regarding the nominating and corporate governance committee can be found starting on page 3.
2.	Additional information regarding the audit committee can be found starting on page 19.
3.	Additional information regarding the compensation committee can be found starting on page 21.

Board Role in Risk Oversight

Our Board of Directors oversees an enterprise-wide approach to risk management, designed to support the achievement of organizational objectives, including strategic objectives, to improve long-term organizational performance and enhance stockholder value. Management is responsible for the Company’s day-to-day risk management activities and processes, and our Board’s role is to engage in informed oversight of and provide guidance with respect to such risk management activities and processes. The Board recognizes that a fundamental part of risk management is not only understanding the risks our Company faces and the steps management is taking to manage those risks, but also understanding what level of risk is appropriate for our Company. As such, the Board focuses on understanding the nature of our enterprise risks, including operational, financial, legal and regulatory, cybersecurity, strategic, competitive, climate and environmental and reputational risks, as well as the adequacy of our risk assessment and risk management processes. To facilitate such an understanding, the Board and its committees receive regular management updates on our business operations, financial results, and strategy, and the Board discusses and provides guidance with respect to risks related to those topics.

Corporate Governance

While the Board has the ultimate oversight responsibility for the risk management process, various committees of the Board also have responsibility for risk management, including the audit committee, compensation committee, and nominating and corporate governance committee.

The audit committee oversees risks associated with financial accounting and audits, internal control over financial reporting, as well as data privacy, cybersecurity, and other technology risks. The audit committee assists the Board in its oversight by discussing with management the Company’s risk assessment and management policies, the Company’s major and emerging risk exposures, including significant financial risk exposures, and the actions taken by management to limit, monitor or control such exposures.

The compensation committee oversees risks relating to the Company’s compensation policies and practices. In setting compensation, the compensation committee strives to create incentives that encourage a level of risk-taking behavior consistent with the Company’s business strategy. The compensation committee oversees risks relating to the Company’s development and implementation of human capital development plans, as well as succession planning practices to foster sufficient management depth at the Company to support its continued growth and talent needed to execute long-term strategies. In addition, the compensation committee is also responsible for reviewing with management the Company’s policies, practices, and strategies relating to human capital management as they relate to the Company’s workforce generally, including policies and strategies regarding recruiting, selection, talent development, progression and retention, succession planning, workplace health and safety, culture and engagement, and diversity, equity, and inclusion.

The nominating and corporate governance committee oversees the implementation of the Company’s Code of Business Conduct and monitors compliance therewith. The nominating and corporate governance committee periodically reviews the Company’s Environmental, Social, and Governance (“ESG”) strategies, policies, risks, practices, goals, and programs, including through the Company’s annual ESG Report, except where delegated to other Board committees. In addition, the nominating and corporate governance committee oversees implementation of the Company’s Corporate Governance Guidelines, board evaluation process, and the process for recommending candidates to the Board of Directors for nomination as directors and membership on committees of the Board.

Director Age Limit

Our Corporate Governance Guidelines provide that any director who reaches the age of 75 years in the first year of his or her three-year term will not be eligible to stand for election unless the nominating and corporate governance committee, after evaluation of the continued appropriateness of Board membership in light of all of the circumstances, decides to recommend to the Board that an exception be made. In addition, any director who reaches the age of 75 years in the second or third year of his or her three-year term will, promptly following such director’s 75th birthday, submit to the Board his or her resignation from the Board. In this situation, the nominating and corporate governance committee will consider the resignation submitted, evaluate the continued appropriateness of Board membership in light of all of the circumstances and recommend to the Board whether to accept such director’s resignation or request that the director continue to serve. If such resignation is accepted by the Board, it will be effective at the next annual meeting of stockholders following the resignation.

Nominating and Corporate Governance Committee

The nominating and corporate governance committee acts under a written charter approved by the Board of Directors that is reviewed regularly and has been published under “Governance” in the Investor Relations section of the Ulta Beauty website at https://ulta.com/investor. The primary responsibility of the nominating and corporate governance committee is to recommend to the Board of Directors candidates for nomination as directors and membership on committees of the Board. The committee reviews the performance and independence of each director, and in appropriate circumstances, may recommend the removal of a director. The committee oversees the evaluation of the Board of Directors and the committees of the Board and makes recommendations to improve performance. The committee also recommends to the Board of Directors policies with respect to corporate governance.

Corporate Governance

During fiscal 2021, the nominating and corporate governance committee was composed of the following independent directors: Ms. Blount, Ms. Collins, Ms. Halligan, Mr. Heilbronn, and Ms. Nagler (until June 2, 2021). Ms. Collins serves as the current Chair of the committee. The nominating and corporate governance committee met six times during fiscal 2021.

Nominating and Corporate Governance Committee Charter

The nominating and corporate governance committee charter identifies the roles and responsibilities that govern the committee, such as:

●	identifying and evaluating qualified candidates to become Board members;
●	selecting nominees for election as directors at the next annual meeting of stockholders (or special meeting of stockholders at which directors are to be elected);
●	selecting candidates to fill any vacancies on the Board;
●	reviewing the composition of the committees of the Board and making recommendations to the Board regarding the selection of the members of the committees;
●	overseeing the implementation of and monitoring compliance with Ulta Beauty’s Code of Business Conduct (other than with respect to accounting or auditing issues that the audit committee oversees);
●	reviewing the Company’s ESG strategies, policies, practices, goals, and programs, including through the Company’s annual ESG Report, except where delegated to other Board committees. Such review includes a review of the Company’s risks related to ESG;
●	overseeing the evaluation of the Board and the committees of the Board; and
●	periodically reviewing the Company’s Corporate Governance Guidelines and other governance policies.

Nomination Process — Qualifications

Pursuant to its charter, the nominating and corporate governance committee annually assesses the experience, expertise, capabilities, skills, and diversity of the members of the Board, including diversity of age, gender, nationality, race, ethnicity, and sexual orientation, individually and collectively, and considers these factors when evaluating director candidates.

What We Do:

We review the skills and characteristics of the board directors

The nominating and corporate governance committee is responsible for reviewing the appropriate skills and characteristics in the context of prevailing business conditions and, in its nominating committee capacity, for making recommendations regarding the size, composition, and desired complementary skill sets of the Board of Directors, including diversity of age, gender, nationality, race, ethnicity, and sexual orientation.

Corporate Governance

We search for appropriate candidates based on recommendations

We consider potential director candidates recommended by current directors, officers, associates, and others. We also consider all stockholder recommendations for candidates for the Board of Directors. Stockholders who want to suggest a candidate for consideration should send a written notice, addressed to the Corporate Secretary. We have engaged the services of search firms to provide us with candidates, especially when we are looking for a candidate with a particular expertise, quality, skill, or background.

We interview candidates and deliberate

The nominating and corporate governance committee screens all potential candidates in the same manner, regardless of the source of the recommendation. Our review is typically based on any written materials provided with respect to potential candidates, as well as appropriate due diligence, and we review such materials to determine the qualifications, experience, and background of the candidates. Final candidates are typically interviewed by members of the committee and other members of the Board, as appropriate. After review and deliberation of all feedback and data, the committee makes a recommendation to the full Board of Directors regarding who should be nominated by the Board of Directors.

Key Objectives and Considerations:

The objective of the nominating and corporate governance committee is to create and sustain a Board of Directors that brings to Ulta Beauty a variety of perspectives and skills derived from high-quality business and professional experience. Both the Board and the nominating and corporate governance committee believe that it is essential for Board members to represent diverse viewpoints, backgrounds, experiences, expertise, and skill sets, including diversity of age, gender, nationality, race, ethnicity, and sexual orientation, differences in professional experience, education, skill, and other individual qualities and attributes that contribute to an active, effective Board.

We value our stockholders’ input and encourage them to nominate candidates. To submit a candidate, please follow the process outlined under the Nomination of Directors header in the Questions and Answers section of this proxy statement.

The committee evaluates each individual in the context of our Board of Directors as a whole with the objective of assembling a group that can best perpetuate the success of our Company and represent stockholder interests through the exercise of sound judgment. The nominating and corporate governance committee recommends those candidates who possess the highest personal and professional integrity, have prior experience in corporate management and the industry, maintain academic or operational expertise in an area of our business, and demonstrate practical and mature business judgment.

Our Board of Directors has also adopted proxy access for director nominees. Proxy access means that any stockholder or group of up to 20 stockholders owning 3% or more of our common stock continuously for at least three years may nominate and include in our proxy materials director nominees totaling up to the greater of 20% of the Board or at least two directors. For more information about proxy access, see the Nomination of Directors header in the Questions and Answers section of this proxy statement.

Corporate Governance

Code of Business Conduct

All Ulta Beauty associates, officers and members of the Board of Directors must always act ethically and in accordance with the Ulta Beauty Code of Business Conduct. All corporate associates, officers and members of the Board of Directors have signed a certificate acknowledging that they have read, understand, and will continue to comply with the policy, and all corporate associates and officers are required to read and acknowledge this policy on an annual basis. Ulta Beauty includes the Code of Business Conduct in new hire materials for all corporate associates. The policy is published, and any amendments or waivers thereto will be published under “Governance” in the Investor Relations section of the Ulta Beauty website located at https://ulta.com/investor.

Corporate Governance Guidelines

Our Board of Directors adopted the Corporate Governance Guidelines to assist the Board in the exercise of its responsibilities. The Corporate Governance Guidelines have been published under “Governance” in the Investor Relations section of the Ulta Beauty website located at https://ulta.com/investor.

Director Ownership Guidelines

Our Board of Directors has adopted share ownership guidelines that each non-employee director should hold shares of our common stock or restricted stock units with a value equal to five times the annual cash retainer paid to non-employee directors by the fifth anniversary of the date the guidelines became effective for each director. As of January 29, 2022, each non-employee director serving for at least five years met or exceeded the ownership guideline.

Stockholder Communication

We welcome communication from stockholders. Any stockholder can communicate in writing with the Board of Directors on matters pertaining to Ulta Beauty by addressing their comments to the Board of Directors, c/o General Counsel, Ulta Beauty, Inc., 1000 Remington Blvd., Suite 120, Bolingbrook, IL 60440, or by e-mail at InvestorRelations@ulta.com. Our General Counsel will review all correspondence addressed to our Board of Directors, or any individual director, and will forward appropriate stockholder communications to our Board of Directors prior to the next regularly scheduled meeting of our Board of Directors following the receipt of such communication. Our General Counsel will also forward any stockholder correspondence which is more suitably directed to management to the appropriate member(s) of the management team. In addition, our General Counsel will summarize all correspondence not forwarded to our Board of Directors and make the correspondence available to the Board for its review upon our Board’s request.

Corporate Governance

PROPOSAL ONE
ELECTION OF DIRECTORS

Our Certificate of Incorporation provides that our Board of Directors be divided into three classes, designated Class I, Class II, and Class III, with each class consisting, as nearly as possible, of one-third of the total number of directors. Each class serves a three-year term with one class being elected at each year’s annual meeting of stockholders. Vacancies on our Board of Directors may be filled by persons elected by a majority of the remaining directors. A director elected by our Board of Directors to fill a vacancy, including a vacancy created by an increase in size of our Board of Directors, will serve for the remainder of the full term of the class of directors in which the vacancy occurred and until that director’s successor is elected and qualified.

The Board of Directors is presently composed of thirteen members, eleven of whom are non-employee, independent directors. Each director was elected to the Board of Directors to serve until a successor is duly elected and qualified or until his or her resignation, removal, or death. As part of our CEO succession last year, Mary N. Dillon agreed to serve as Executive Chair of the Board for one year. Accordingly, Ms. Dillon is retiring from the Board as of the date of the Annual Meeting. In addition, Charles Heilbronn, a director since 1995, and Sally E. Blount, a director since 2017, are retiring as of the date of the Annual Meeting.

The affirmative vote of the holders of a majority of the shares present virtually or represented by proxy and entitled to vote at the Annual Meeting will be required to approve the nominees for election. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes will be counted towards a quorum but will not be counted for any purpose in determining whether the nominees have been elected.

Summary of Qualifications and Experience of Director Nominees and Directors Continuing in Office

The following tables highlight the three most relevant areas of specific experience, qualifications, attributes, skills, and background information, including average age, gender identity, race or ethnicity, and sexual orientation, where self-disclosed, that the Board considered for each director nominee and each director continuing in office. In addition to executive leadership, which all our directors possess, a particular director may possess additional experience, qualifications, attributes, or skills, even if not expressly indicated as one of the three most relevant below.

	Governance	Finance	Retail	E-commerce & Digital/ Technology	Distribution	Marketing	Strategy	Operations	Cybersecurity/ Privacy	International
Lorna E. Nagler	✔		✔					✔
Michelle L. Collins	✔	✔			✔
Kelly E. Garcia				✔					✔	✔
Catherine A. Halligan			✔	✔			✔
David C. Kimbell				✔		✔	✔
Patricia A. Little		✔				✔				✔
Michael R. MacDonald		✔	✔					✔
George R. Mrkonic	✔	✔					✔
Gisel Ruiz			✔					✔		✔
Michael C. Smith			✔	✔	✔

Corporate Governance

Board Diversity Matrix (As of June 1, 2022*)

Total Number of Directors	10
				Did Not
	Female	Male	Non-Binary	Disclose Gender
	(#)	(#)	(#)	(#)
Part I: Gender Identity
Directors	5	5	-	-
Part II: Demographic Background
African American or Black	1	1	-	-
Alaskan Native or Native American	-	-	-	-
Asian	-	-	-	-
Hispanic or Latinx	1	1	-	-
Native Hawaiian or Pacific Islander	-	-	-	-
White	3	3	-	-
Two or More Races or Ethnicities	-	-	-	-
LGBTQ+	1
Did Not Disclose Demographic Background	-
Part III: Other
Directors' Average Tenure (Years)	4.7
Directors' Average Age (Years)	59.2
Directors' Independence	9

*Assumes all directors standing for election are elected

Corporate Governance

INFORMATION ABOUT OUR DIRECTOR NOMINEES

What are you voting on?

You are being asked to elect Kelly E. Garcia, Michael R. MacDonald, and Gisel Ruiz as Class III Directors for terms to expire at the 2025 Annual Meeting of Stockholders and until their successors are elected and qualified or until their resignation, removal, or death.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF EACH NAMED NOMINEE

Class III Nominees For Election For a Three-Year Term Expiring at the 2025 Annual Meeting:

Kelly E. Garcia	Michael R. MacDonald
Age: 47 Director Since: 2022	Age: 70 Director Since: 2012

EXPERIENCE

Mr. Garcia is the Executive Vice President and Chief Technology Officer of Domino’s Pizza, where he is responsible for providing the company’s technology vision and leadership as well as developing and implementing strategic technology initiatives to support and improve the business globally, since July 2012. His broad technology experience includes global e-commerce, loyalty, innovation, and global software product development. Prior to joining Domino’s, Mr. Garcia was Vice President of Business Intelligence and North American Operations for R. L. Polk & Company.

QUALIFICATIONS

The Board benefits from Mr. Garcia’s broad technology, digital and e-commerce experience. With over 24 years of technology and business experience in a variety of technology-related roles, including global commercial software products P&L responsibilities, Mr. Garcia brings deep digital, ecommerce data analytics and cybersecurity/privacy expertise to our Board. Mr. Garcia also brings leadership, international and strategic abilities.

EXPERIENCE

Mr. MacDonald served as the President and Chief Executive Officer and member of the Board of Directors of DSW Inc. from April 2009 through December 2015. Prior to joining DSW Inc., Mr. MacDonald served as Chairperson and Chief Executive Officer of Shopko Stores, a retail company, from May 2006 to March 2009. Prior to that time, Mr. MacDonald held executive positions at Saks Incorporated from 1998 to 2006, including as Chairperson and Chief Executive Officer of the Northern Department Stores Group for six years. Prior to serving in that capacity, Mr. MacDonald held executive positions at Carson Pirie Scott, including the position of Chairperson and Chief Executive Officer. Mr. MacDonald currently serves on the Board of Directors of Frontier Group Holdings, Inc. (NASDAQ: ULCC) since 2016 and is a member of their audit committee.

QUALIFICATIONS

The Board benefits from Mr. MacDonald’s experience serving as a director for a public company board and his prior experience makes him a valued member of the Board, a member of our compensation committee, and Chair of the audit committee. With more than 30 years of business experience in all phases of retail, including managing merchandising, marketing, stores, operations and finance functions, Mr. MacDonald brings strong leadership abilities and in-depth retail knowledge to our Board.

Corporate Governance

Gisel Ruiz
Age: 51 Director Since: 2022

EXPERIENCE

Ms. Ruiz held a number of senior positions within the Walmart organization during a career that spanned over 26 years. Most recently, she served as Executive Vice President and Chief Operating Officer of the Sam’s Club division of Walmart. Prior to that role, she had served as Executive Vice President of International People for Walmart International, Executive Vice President and Chief Operating Officer of Walmart US, and Executive Vice President and Chief People Officer of Walmart US. Ms. Ruiz previously served on the Board of Directors of Walmart de Mexico S.A. de C.V. and Yihaodian, China’s then fourth largest business to consumer eCommerce website. She currently serves as a director of Cracker Barrel Old Country Store, Inc. (NASDAQ: CBRL), Executive Network Partnering Corporation (NYSE:EPNC) and Vital Farms, Inc. (NASDAQ: VITL).

QUALIFICATIONS

The Board benefits from Ms. Ruiz’s experience serving as a director for public company boards as well as her extensive professional retail and leadership experience. With more than 26 years of retail experience, including leadership roles in operations and human resources, with wide ranging responsibilities including cost optimization, real estate operations, in-store innovation, and sustainability, Ms. Ruiz brings deep retail knowledge and broad leadership capabilities to our Board.

Corporate Governance

INFORMATION ABOUT OUR DIRECTORS CONTINUING IN OFFICE

Class I Directors Continuing in Office Until the 2023 Annual Meeting:

Michelle L. Collins	Patricia A. Little
Age: 62 Director Since: 2014	Age: 61 Director Since: 2019

EXPERIENCE

Ms. Collins has been President of Cambium LLC, a consulting firm since 2007. Ms. Collins has served as a director of PrivateBancorp, Inc. since November 2014 and since its acquisition in June 2017, has been a board member of the acquirer, CIBC, and currently serves on the audit committee. Since July 23, 2021, Ms. Collins has been a board member of RSG Holdings, Inc., and serves on its audit committee.

In 1997, Ms. Collins co-founded Svoboda, Collins LLC, a private equity firm, where she served as Managing Director from 1998 to 2007 and continues to serve on its Advisory Board. From 1992 to 1997, Ms. Collins was a principal at William Blair & Company, LLC, where she focused on specialty retail, catalog, and distribution businesses in corporate finance. Ms. Collins served as a director of Integrys Energy Group, Inc. from May 2011 to June 2015 and as a member of its audit committee and Chairperson of its governance committee. Additionally, Ms. Collins’ prior public company director experience includes Molex, Inc. from 2003 to 2013, including as a member of its audit committee and nominating and corporate governance committee, Bucyrus International, Inc. from 2009 to 2011, including as a member of its audit committee, and CDW Corporation from 1996 to 2007, where she served as Chairperson of its audit committee.

QUALIFICATIONS

The Board benefits from Ms. Collins’ extensive experience serving on both private and public company boards and her prior committee experience makes her a valued member of the Board and member of our audit committee and Chair of our nominating and corporate governance committee. Ms. Collins’ experience evaluating, investing in, monitoring, and exiting private equity investments as well as advising growth companies as an investment banker also enhances her value to the Company’s Board.

EXPERIENCE

Ms. Little served as the Senior Vice President and Chief Financial Officer of The Hershey Company from 2015 until her retirement in May 2019. Prior to joining Hershey, she was the Executive Vice President and Chief Financial Officer at Kelly Services, Inc. from 2008 to 2015 and before that she spent 24 years with Ford Motor Company holding a variety of leadership roles.

Ms. Little currently serves as a member of the Board of Directors of McCormick and Company Inc. and is a member of its nominating/corporate governance committee.

QUALIFICATIONS

The Board benefits from Ms. Little’s deep financial and leadership expertise and insights gained from her more than 30 years of experience with consumer-oriented and brand-driven companies.

Corporate Governance

Michael C. Smith
Age: 52 Director Since: 2019

EXPERIENCE

Mr. Smith is General Partner and co-founder of Footwork, an early stage venture capital firm. Previously, he was President, Chief Operating Officer and interim Chief Financial Officer of Stitch Fix, the online personal styling service where he oversaw operations, styling, client experience, merchandise, and finance, from October 2018 to January 2021, and in various other executive positions at Stitch Fix, including as Chief Operating Officer from June 2012 to March 2016 and from September 2017 to October 2018. Prior to Stitch Fix, Mr. Smith was Chief Operating Officer at Walmart.com, overseeing all operations for a $5 billion division, including one of the most successful multi-channel offerings in the industry. He holds a B.A. from the University of Virginia and an M.B.A. from the Haas School at University of California, Berkeley. Mr. Smith currently serves as a member of the Board of Directors of Stich Fix (NASDAQ: SFIX), Miller Knoll, Inc. (NASDAQ: MLKN), where he is also a member of its audit committee and Big Sky Growth Partners (NASDAQ: BSKY).

QUALIFICATIONS

The Board benefits from Mr. Smith’s more than 28 years of professional experience, with deep retail experience and a strong understanding of data analytics and logistics through a customer-centric lens.

Corporate Governance

Class II Directors Continuing in Office Until the 2024 Annual Meeting:

Catherine A. Halligan	David C. Kimbell
Age: 58 Director Since: 2012	Age: 55 Director Since: 2021

EXPERIENCE

Ms. Halligan has served as an Advisor/Consultant to Chanel Inc. since January 2014 and Narvar Inc. since February 2013. Since January 2019, she has served as a non-executive director of Ferguson plc, a foreign private issuer listed on both the NYSE and the London Stock Exchange and is in the FTSE 100 index of listed companies, including as a member of the audit, nominating and governance, remuneration, and technology committees. Ms. Halligan also serves as a non-executive director of Driven Brands Holdings, Inc., a controlled company listed on the NASDAQ, and serves as Chair of its compensation committee. Ms. Halligan previously served as a member of the board of directors of FLIR Systems, Inc. between March 2014 and its merger with Teledyne in May 2021, including as Chair of the compensation committee and a member of its audit committee.

Ms. Halligan held Senior Executive level positions with a SaaS software company and prominent retailers. She served as an Advisor from January to April 2012 and Senior Vice President, Sales & Marketing from July 2010 to December 2011 of PowerReviews Inc., a leading SaaS software for customer reviews and social commerce. Prior to joining PowerReviews Inc., from 2005 to 2010, she was an Officer, and served in various executive positions with Walmart, including Chief Marketing Officer of Walmart from 2007 to 2009 and Vice President Market Development, Global eCommerce of Walmart.com from 2009 to 2010. From 2000 to 2005, Ms. Halligan served as an Associate Partner at Prophet, a global strategy consultancy. From 1996 to 1999, Ms. Halligan held Executive retail management positions with Williams Sonoma Inc., including Vice President and General Manager, Internet and Vice President, Marketing. Ms. Halligan also has previous retail experience with Blue Nile, Inc. and the Gymboree Corporation. Ms. Halligan began her career as a Marketing and Planning analyst for Lands’ End from 1987 to 1991.

QUALIFICATIONS

With over 20 years of experience in marketing, digital, and e-commerce in the retail and SaaS software industries, Ms. Halligan provides valuable insight and expertise on strategic marketing issues, digital technology, and omnichannel business capabilities. In addition, Ms. Halligan’s business experience with large retail companies and software companies makes her a valued member of our nominating and corporate governance committee and Chair of our compensation committee.

EXPERIENCE

Mr. Kimbell has been our Chief Executive Officer since June 2021. Previously, he served as our President from December 2019 until June 2021, our Chief Merchandising and Marketing Officer from March 2015 until December 2019 and Chief Marketing Officer from February 2014 until March 2015. Prior to joining Ulta Beauty, he was Chief Marketing Officer and Executive Vice President at U.S. Cellular since February 2011. From 2008 to 2010, Mr. Kimbell served as Chief Marketing Officer and Senior Vice President of Seventh Generation, a producer of environmentally friendly household products. From 2001 to 2008, Mr. Kimbell held various positions at PepsiCo, Quaker Food Division, including Vice President of Marketing. Mr. Kimbell held a number of brand management roles in the Beauty Division of The Procter and Gamble Company from 1995 to 2001.

QUALIFICATIONS

As the Chief Executive Officer of the Company, Mr. Kimbell is able to provide the Board with valuable insight regarding the Company’s operations, its management team, and associates as a result of his day-to-day involvement in the operations of the business. Additionally, Mr. Kimbell brings over 25 years of operational and leadership experience in retail and consumer-driven businesses to the Board, so the Board benefits from his extensive merchandising and marketing expertise as well as his deep understanding of the beauty industry and the strategies needed to operate successfully in our evolving omnichannel and digital environment. In addition, Mr. Kimbell’s demonstrated leadership skills combined with his focus on inclusivity and sustainability provides valuable perspectives and insights to the Board.

Corporate Governance

George R. Mrkonic	Lorna E. Nagler
Age: 69 Director Since: 2015	Age: 65 Director Since: 2009

EXPERIENCE

Mr. Mrkonic is the Non-Executive Chairman of Maru Group, a UK and North America based market research company unifying deep sector expertise with cloud-based customer insight communities. In addition to being Non-Executive Chairman of Maru and a member of its audit committee, he serves as a director and member of the audit and compensation committees of AutoZone, Inc.

Mr. Mrkonic is also the retired Non-Executive Chairman of Paperchase Products Limited, London, UK, a retailer of cards, stationery, wraps, and gifts. He is also the retired President and Vice Chairman of Borders Group, Inc. having served as Director from 1994 to 2004, Vice Chairman from 1994 to 2002, and President from 1994 to 1997. He began his retail career in 1978 and has led several retail companies including Herman’s Sporting Goods, Eyelab, Kmart’s Specialty Retailing Group, and Borders. In the last five years he has also served on the board of directors of Brinker International.

QUALIFICATIONS

Mr. Mrkonic’s more than 30 years of experience in the retail industry as well as his knowledge and skills as a senior executive and director of large public companies brings to our Board and audit committee a broad understanding of the complex strategic, governance, and financial issues facing large public companies in the current economic environment.

EXPERIENCE

Ms. Nagler has served as a member of the board of directors of Hibbett Sports since June 2019 and is the chair of its compensation committee. In July 2020, she was appointed to the Wisconsin Foundation and Alumni Association Board as a member of their audit committee. Ms. Nagler was President of Bealls Department Stores, Inc. from January 2011 to January 2016. She served as President, Chief Executive Officer and director of Christopher & Banks Corporation, a specialty retailer of women’s clothing, from August 2007 to October 2010. From 2004 to 2007, Ms. Nagler was President of Lane Bryant, a division of Charming Shoppes, Inc., a women’s apparel company. From 2002 to 2004, she was President of Catherines Stores, also a division of Charming Shoppes, Inc. From 1996 to 2002, Ms. Nagler held various retail management positions with Kmart Corporation, including Senior Vice President, General Merchandise Manager of Apparel and Jewelry, Divisional Vice President and General Merchandise Manager of Kids and Menswear. From 1994 to 1996, Ms. Nagler was a Vice President, Divisional Merchandise Manager for Kids “R” Us. Ms. Nagler also has previous retail experience with Montgomery Ward and Main Street Department Stores.

QUALIFICATIONS

With years of experience as a senior level executive in a wide variety of retail companies, including as the President and Chief Executive Officer of a public retail company, Ms. Nagler provides considerable expertise on strategic, management, and operational issues facing a multi-state retailer. Running a public company gave Ms. Nagler front line exposure to many of the issues facing public retail companies, particularly on the operational, financial, and corporate governance fronts. The Board also benefits from Ms. Nagler’s extensive experience in the retail industry and the informed perspectives such experience facilitates. Additionally, her past role as President and Chief Executive Officer positions her well to serve as a member of our compensation committee and nominating and corporate governance committee.

Corporate Governance

NON-EMPLOYEE DIRECTOR COMPENSATION FOR FISCAL 2021

We strive to promote an ownership mentality among our key leadership and Board of Directors.

The Company utilizes equity compensation to encourage our directors to maintain meaningful stock ownership in the Company, aligning directors’ interests with stockholders. As a result, each non-employee director is granted an annual equity retainer totaling $160,000 in the form of restricted stock units (rounded up to the nearest whole share), valued using the share price of our common stock on the date of grant. During fiscal 2021, on the date of our annual meeting, each non-employee director received a grant of 476 restricted stock units that will vest on June 2, 2022.

Each non-employee director is paid an annual cash retainer. In addition, the Non-Executive Chair (if any), the lead independent director, and each committee Chair receives an additional cash retainer for serving in those roles. Cash payments are paid pro-rata in quarterly installments at the end of each fiscal quarter. The compensation committee reviews, on an annual basis, market data for the same peer group used to evaluate executive officer compensation gathered by the compensation committee’s independent advisor for determining compensation. In June 2021, the Board of Directors approved an increase to the cash retainer paid to the Compensation Committee Chair to bring the compensation in line with market. Additionally, they set the retainer fee for the lead independent director.

Ms. Dillon’s compensation as the Company’s Chief Executive Officer until June 2, 2021 and then as the Executive Chair of the Board on and after June 2, 2021 is discussed in “Compensation Discussion and Analysis” below and her compensation for service as a director is fully reflected in the Summary Compensation Table. Mr. Garcia and Ms. Ruiz were appointed to the Board on February 16, 2022 and therefore received no compensation for services as a director in fiscal 2021.

The following table sets forth the cash retainer amounts, by role, for service before and after June 2021:

	Cash Retainer Before	Cash Retainer After
Role	June 2, 2021 ($)	June 2, 2021 ($)
Non-Employee Director	110,000	110,000
Non-Executive Chair	155,000	—
Lead Independent Director	—	40,000
Audit Committee Chair	30,000	30,000
Compensation Committee Chair	25,000	30,000
Nominating and Corporate Governance Committee Chair	20,000	20,000

Corporate Governance

The following table provides information related to non-employee director compensation earned for fiscal 2021:

	Fees Earned or	Stock
	Paid in Cash	Awards (1)	Total
Name	($)	($)	($)
Lorna E. Nagler (2)	136,374	160,312	296,686
Sally E. Blount	110,000	160,312	270,312
Michelle L. Collins	130,000	160,312	290,312
Robert F. DiRomualdo (3)	90,275	—	90,275
Catherine A. Halligan	138,296	160,312	298,608
Charles Heilbronn	110,000	160,312	270,312
Patricia A. Little	110,000	160,312	270,312
Michael R. MacDonald	140,000	160,312	300,312
George R. Mrkonic	110,000	160,312	270,312
Michael C. Smith	110,000	160,312	270,312
1.	Amounts shown represent the grant date fair value as computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation — Stock Compensation (“ASC 718”). For a discussion of the assumptions made in the valuation reflected in this column, see Note 15 to the consolidated financial statements for fiscal 2021 contained in our Annual Report on Form 10-K filed on March 25, 2022.
2.	Ms. Nagler was appointed as the lead independent director on June 2, 2021.
3.	Mr. DiRomualdo retired from the Board of Directors on June 2, 2021.

The following table sets forth the outstanding restricted stock units held by our non-employee directors, other than Ms. Dillion, as of January 29, 2022:

Restricted Stock
Name	Units (#)
Lorna E. Nagler	476
Sally E. Blount (1)	476
Michelle L. Collins (1)	476
Catherine A. Halligan	476
Charles Heilbronn	476
Patricia A. Little (1)	476
Michael R. MacDonald	476
George R. Mrkonic	476
Michael C. Smith	476

1.	Ms. Blount, Ms. Collins, and Ms. Little elected to defer the restricted stock units received in fiscal 2021 until their retirement or termination from the Board of Directors.

Corporate Governance

PROPOSAL TWO
RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

What are you voting on? You are being asked to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year 2022, ending January 28, 2023.

The audit committee of the Board of Directors has appointed Ernst & Young LLP as our independent registered public accounting firm for fiscal 2022, ending January 28, 2023. Services provided to Ulta Beauty by Ernst & Young LLP in fiscal 2021 are described under “Fees to Independent Registered Public Accounting Firm” below. Additional information regarding the audit committee is provided on page 19. Ernst & Young LLP has audited the financial statements of Ulta Beauty since 1997. Representatives of Ernst & Young LLP will be available at the Annual Meeting to respond to appropriate questions and to make such statements as they may desire.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL TWO

Stockholder ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm is not required by our Bylaws or otherwise. However, the Board of Directors is submitting the selection of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate governance practice. If the stockholders fail to ratify the selection, the audit committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the audit committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of Ulta Beauty and our stockholders.

The affirmative vote of the holders of a majority of the shares present virtually online or represented by proxy and entitled to vote at the Annual Meeting will be required to ratify the appointment of Ernst & Young LLP. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes will be counted towards a quorum but will not be counted for any purpose in determining whether this proposal has been ratified.

Corporate Governance

FEES TO INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The following table sets forth the aggregate fees billed by Ernst & Young LLP for professional services rendered for fiscal 2021 and 2020:

	2021	2020
Audit Fees (1)	$1,868,000	$2,001,000
Audit-Related Fees	—	—
Tax Fees (2)	1,137,000	993,000
All Other Fees (3)	117,000	295,000
Total	$3,122,000	$3,289,000
1.	Audit fees consist of fees and expenses for the annual audit of our consolidated financial statements included in the Annual Report on Form 10-K, the annual audit of our internal control over financial reporting, the quarterly reviews of our consolidated financial statements included in Quarterly Reports on Form 10-Q, accounting consultations, and services related to other regulatory filings made with the SEC.
2.	Tax fees and expenses in fiscal 2021 consist of $417,000 for tax planning, advisory, and consulting services and $720,000 for tax compliance and preparation services. Tax fees and expenses in fiscal 2020 consist of $180,000 for tax planning, advisory, and consulting services and $813,000 for tax compliance and preparation services.
3.	All other fees consist of fees for access to online research software as well as advisory services associated with information technology systems.

The audit committee has approved all professional fees paid to Ernst & Young LLP.

The audit committee has established procedures for the pre-approval of all audit and non-audit-related services provided by our independent registered public accounting firm. The procedures include, in part, that: (i) the audit committee, on an annual basis, shall pre-approve the independent registered public accounting firm’s engagement letter/annual service plan; (ii) the audit committee must pre-approve any permitted service not included in the annual service plan; (iii) the audit committee Chair has the ability to pre-approve any permitted service up to a pre-determined amount between regularly scheduled meetings, as applicable, and a report of such services and related fees are to be disclosed to the full audit committee at the next scheduled meeting; and (iv) the audit committee will review a summary of the services provided and the fees paid on an annual basis.

Corporate Governance

AUDIT COMMITTEE

The audit committee provides assistance to the Board of Directors in fulfilling its responsibility to our stockholders, potential stockholders, the investment community, and other stakeholders relating to the Company’s accounting and financial reporting process and the audits of the Company’s financial statements. During fiscal 2021, the audit committee held ten meetings.

Specifically, the audit committee assists the Board of Directors in monitoring the integrity of our financial statements, our independent registered public accounting firm’s qualifications and independence, the performance of our internal audit function and independent registered public accounting firm, our compliance with legal and regulatory requirements, and our policies with respect to risk assessment and risk management, including cybersecurity and technology risks. The audit committee annually evaluates its own performance and reports its findings and action plans to the Board. The audit committee has direct responsibility for the appointment, compensation, retention (including termination), and oversight of our independent registered public accounting firm. Our independent registered public accounting firm reports directly to the audit committee.

During fiscal 2021, the audit committee was composed of the following independent directors: Ms. Collins, Ms. Little, Messrs. MacDonald, Mrkonic and Smith. Mr. MacDonald serves as the current Chair of the audit committee. Each of the following Committee members were designated by the Board of Directors as an “audit committee financial expert” as defined in applicable SEC rules: Ms. Collins, Ms. Little, Messrs. MacDonald, Mrkonic and Smith. The Board of Directors made a qualitative assessment of each member’s level of knowledge and experience based on a number of factors, including education and work, management, and director experience. The Board of Directors has determined that all members of our audit committee are financially literate and are independent, as independence is defined in Rule 5605(a)(2) of the NASDAQ listing standards and Section 10A(m)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The audit committee acts under a written charter that was adopted by the Board of Directors and has been published under “Governance” in the Investor Relations section of the Ulta Beauty website located at https://ulta.com/investor.

Corporate Governance

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS1

The audit committee assists the Board of Directors in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing, and financial reporting processes, and practices of Ulta Beauty. In addition, the audit committee oversees mitigation efforts related to data privacy, cybersecurity, and other technology risks.

The audit committee oversees Ulta Beauty’s financial process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. Ulta Beauty has an Internal Audit Department that is actively involved in examining and evaluating Ulta Beauty’s financial, operational, and information systems activities and reports functionally to the audit committee and administratively to management. In fulfilling its oversight responsibilities, the audit committee reviewed and discussed with management the periodic reports, including the audited financial statements in our Annual Report on Form 10-K. This included a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

The audit committee reviewed with the independent registered public accounting firm, which is responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States, its judgments as to the quality, not just the acceptability, of Ulta Beauty’s accounting principles and such other matters as are required to be discussed with the audit committee under generally accepted auditing standards, including the Public Company Accounting Oversight Board Standard No. 1301, Communications with Audit Committees (AS 1301). In addition, the audit committee has discussed with the independent registered public accounting firm the firm’s independence from management and Ulta Beauty, including the matters in the written disclosures and the Letter from the Independent Registered Public Accounting Firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the firm’s communications with the audit committee concerning independence.

The audit committee discussed with Ulta Beauty’s independent registered public accounting firm the overall scope and plans for their audit and developed a pre-approval process for all independent registered public accounting firm services. The audit committee meets with the independent registered public accounting firm, with and without management present, to discuss the results of their examination, their evaluation of Ulta Beauty’s internal and disclosure controls, and the overall quality of Ulta Beauty’s financial reporting. As noted, the audit committee held ten meetings during fiscal 2021.

In reliance on the reviews and discussions referred to above, the audit committee recommended to the Board of Directors, and the Board of Directors approved, that the audited financial statements be included in Ulta Beauty’s Annual Report on Form 10-K for fiscal 2021, ended January 29, 2022, for filing with the SEC. The audit committee has appointed Ernst & Young LLP to be Ulta Beauty’s independent registered public accounting firm for fiscal 2022, ending January 28, 2023.

Audit Committee of the Board of Directors

Michael R. MacDonald (Chair) Michelle L. Collins Patricia A. Little George R. Mrkonic Michael C. Smith

[1]

This report is not “soliciting material,” is not deemed filed with the SEC, and is not to be incorporated by reference into any Ulta Beauty filing under the Securities Act of 1933 (as amended, the “Securities Act”) or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language contained in such filing.

Corporate Governance

COMPENSATION COMMITTEE

During fiscal 2021, the compensation committee was composed of the following directors, all of whom satisfy the independence requirements of NASDAQ: Ms. Halligan, Messrs. Heilbronn, MacDonald and Mrkonic, and Ms. Nagler (until June 2, 2021). Ms. Halligan serves as the current Chair of the compensation committee. During fiscal 2021, the compensation committee held seven meetings.

The compensation committee acts under a written charter that was adopted by the Board of Directors and has been published under “Governance” in the Investor Relations section of the Ulta Beauty website located at https://ulta.com/investor. Under this charter, the compensation committee is responsible for:

●	setting our compensation philosophy;
●	reviewing and approving the compensation for the CEO and the CEO’s direct reports (“C-Level Officers”);
●	reviewing and recommending to the Board the compensation for non-employee directors;
●	supervising compensation policies for all associates, including reviewing the compensation structure and procedures;
●	recommending to the Board the employment, appointment, and removal of C-Level Officers in accordance with the Bylaws;
●	establishing, amending, and terminating compensation and benefits plans and administering such plans;
●	annually evaluating its own performance and reporting findings and action plans to the Board; and
●	periodically reviewing with management the Company’s policies, practices, and strategies relating to human capital management as they relate to the Company’s workforce generally, including policies and strategies regarding recruiting, selection, talent development, progression and retention, succession planning, workplace health and safety, culture and engagement, and diversity, equity, and inclusion.

The compensation committee may under its charter delegate any of its responsibilities to a subcommittee, but only to the extent consistent with our Bylaws, Certificate of Incorporation, and NASDAQ rules.

Compensation Consultant

During fiscal 2021 the compensation committee engaged Pay Governance as its outside consultant to assist the compensation committee with executive and non-employee director compensation program design, to advise and consult with the committee on general compensation issues, and to keep the committee apprised of regulatory, legislative, and accounting developments and competitive practices related to executive and director compensation. In those capacities, Pay Governance was engaged directly by the compensation committee. Pay Governance is an independent executive compensation consulting firm and does not determine or recommend the exact amount or form of executive compensation for any executive officers. Pay Governance reports directly to the compensation committee, and a representative of Pay Governance, when requested, attends meetings of the committee, is available to participate in executive sessions, and communicates directly with the Chair of the compensation committee or its members outside of meetings. The compensation committee has reviewed the nature of and extent of the relationship between the compensation committee, the Company, and Pay Governance with respect to any potential conflicts of interest or similar concerns. Based on that review, the compensation committee believes that there are no conflicts of interest or potential conflicts of interest that would unduly influence Pay Governance’s provision of advice that is independent of management to the compensation committee.

Corporate Governance

Compensation Risk

The Company reviewed its compensation plans, practices, and policies and determined that it does not have any such plans, practices, and policies that create risks that are reasonably likely to have a material adverse effect on the Company based on, but not limited to the following:

●	the Company’s variable compensation programs are linked to specific performance goals set and approved by the compensation committee for executive officers and for other associates by supervisors consistent with the Company’s compensation philosophy and business goals;
●	the performance periods for the pay programs are designed to match the period for which the associate has influence on the results and incorporate incentives of a longer-term nature to tie the associate to the actual results;
●	payments under the incentives are capped;
●	earned award levels are reviewed and certified by the compensation committee, management, payroll, and human resources;
●	the mix between fixed and variable pay is balanced so as to neither discourage proper risk taking, nor encourage excessive risk taking;
●	participants cannot approve their own performance goals, nor their own payouts; and
●	the compensation committee actively oversees the executive compensation program and has flexibility to use its judgment in assessing performance and pay.

Compensation Committee Interlocks and Insider Participation

During fiscal 2021, none of the members of our compensation committee had at any time been one of our officers or associates. None of our executive officers currently serves, or in the past year has served, as a member of the Board of Directors or compensation committee, or other committee serving an equivalent function, of any entity that has one or more executive officers serving on our Board of Directors or compensation committee. See also “Certain Relationships and Transactions” below.

Corporate Governance

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS2

The compensation committee has reviewed and discussed the following Compensation Discussion and Analysis (“CD&A”) with management. Based on this review and discussion, the compensation committee recommended to the Board of Directors, and the Board of Directors approved, that the CD&A be included in Ulta Beauty’s fiscal 2021 Annual Report on Form 10-K and this proxy statement.

Compensation Committee of the Board of Directors

Catherine A. Halligan (Chair) Charles Heilbronn Michael R. MacDonald George R. Mrkonic

[2]

This report is not “soliciting material,” is not deemed filed with the SEC, and is not to be incorporated by reference into any Ulta Beauty filing under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language contained in such filing.

C	ompensation Discussion and Analysis

Our Company

Ulta Beauty is the largest beauty retailer in the United States and the premier beauty destination for cosmetics, fragrance, skin care products, hair care products, and salon services. Key distinctive aspects of our business include:

One-of-a-kind Assortment. We offer guests a differentiated assortment of more than 25,000 products from more than 600 well-established and emerging beauty brands across a variety of categories and price points. We believe we offer the widest selection of beauty categories, including prestige and mass cosmetics, fragrance, haircare, prestige and mass skincare, bath and body products, professional hair products, and salon styling tools.

Store Footprint. We operate more than 1,300 stores predominantly located in convenient, high-traffic locations. With a bright and open store environment, we make it easy for guests to discover new products and services. Our store design, fixtures, and open layout provide the flexibility to respond to consumer trends and changes in our merchandising strategy. We also offer a full-service salon in every store featuring hair, eyebrow, and other beauty services.

Leading Digital Experiences. Through our website, Ulta.com, and our mobile applications, we offer guests convenient, interactive, and personalized digital experiences. Our digital channels enable always-on shopping and discovery, and our diverse fulfillment options, including buy online pick-up in store, buy online pick-up curbside, ship from store, ship to home, and same-day delivery, provide guests with value and convenience. In addition to e-commerce platforms, we offer guests a variety of unique digital experiences, including virtual try-on and skin analysis tools, which leverage augmented reality capabilities and artificial intelligence tools to provide guests with personalized experiences.

Best-in-Class Loyalty Program. Our best-in-class loyalty program, Ultamate Rewards, enables members to earn points for every dollar spent on products and beauty services at Ulta Beauty, through purchases on our private label and co-branded credit cards, and purchases at Ulta Beauty at Target. In addition to unique membership benefits, members can redeem points for discounts on any product or service at Ulta Beauty. With more than 95% of total sales coming from members, we are uniquely positioned with a deep understanding of our customers and their preferences which enables us to personalize experiences and target communications and promotions through our Customer Relationship Management (CRM) platform.

Great Guest Experiences. We cultivate human connection with warm and welcoming guest experiences across all of our channels. Our knowledgeable and approachable store associates, our differentiated service offerings, and our efforts to create relevant, compelling digital content are competitive advantages and enable us to build strong engagement with guests.

We were founded in 1990 as a beauty retailer at a time when prestige, mass, and salon products were sold through distinct channels — department stores for prestige products; drug stores and mass merchandisers for mass products; and salons and authorized retail outlets for professional hair care products. We developed a unique specialty retail concept that offers a broad range of brands and price points, select beauty services, and a convenient and welcoming shopping environment. We define our target consumer as a beauty enthusiast, a consumer who is passionate about the beauty category, uses beauty for self-expression, experimentation, and self-investment, and has high expectations for the shopping experience. We estimate that female beauty enthusiasts represent approximately 60% of shoppers and 75% of spend in the U.S. beauty category.

Compensation Discussion and Analysis

Executive Summary

This Compensation Discussion and Analysis (“CD&A”) describes the material elements of our executive compensation program during fiscal 2021. It also provides an overview of how and why our compensation committee arrived at the specific compensation decisions for our named executive officers for fiscal 2021, including the key factors that the compensation committee considered in determining named executive officer compensation. Below is an overview of some of these key factors:

●	We exceeded pre-COVID sales and earnings. The Ulta Beauty team delivered outstanding results for the year. Net sales increased to a record $8.6 billion, 40.3% over fiscal 2020 and 16.7% over fiscal 2019. Operating income increased 448% to $1.3 billion, or 15% of net sales, compared to $236.8 million, or 3.9% of net sales, in fiscal 2020. Compared to fiscal 2019, operating income increased 44%.
●	We delivered strong operational results. We increased the number of members in our Ultamate Rewards loyalty program by 21% to a record 37 million members. We strengthened category margins and improved our ability to optimize promotions. Our real estate portfolio is healthy and we continue to expand our digital capabilities. Between our Buy Online Pick Up in Stores “BOPIS” and our ship-from-store capabilities, about 28% of our digital orders this year were fulfilled by stores. For the full year, we delivered sales and profits that far exceeded pre-pandemic levels. Reflecting growing consumer trends, we expanded our Conscious Beauty platform, doubled the number of Black-Owned brands in our assortment, and introduced the Wellness Shop, a cross-category platform that offers guests self-care for the mind, body, and spirit.
●	We delivered results for our stockholders. We delivered positive stockholder returns in fiscal 2021, and our five-year total stockholder return covering fiscal 2017-2021 was more than 30%, which included generating positive returns in fiscal 2020, one of the most challenging years navigating through the COVID-19 impact on the Company. We maintained our balance sheet strength throughout the period, ending fiscal 2021 with $431.6 million of cash and cash equivalents. Since 2014, Ulta Beauty has purchased 14.0 million shares of its common stock for $3.9 billion, while continuing to make strategic growth investments.
●	We navigated global supply chain challenges and tight labor markets. We remain well-positioned to meet guest needs and delivered a successful fiscal year during a challenging and evolving business climate.
●	We ensured our compensation programs reflected evolving business expectations. Our compensation committee approved a short-term incentive program that returned to using full year financial performance goals and determined it would cap actual compensation payouts in the event business performance exceeded planned expectations given the very dynamic and unpredictable economic environment when goals were set. The compensation committee resumed granting performance-based restricted stock units (“PBSs”) delivering 50% of the target award values to Named Executive Officers (the “NEOs”) in PBSs, and reduced the weighting of stock options and restricted stock units (“RSUs”) granted to executives back to pre-COVID pandemic levels.

Compensation Discussion and Analysis

Compensation Overview

This CD&A describes the Company’s executive compensation program and explains how the compensation committee made compensation decisions for the following NEOs related to fiscal 2021:

Named Executive Officer	Title
David C. Kimbell (1)	Chief Executive Officer
Mary N. Dillon (2)	Executive Chair and Former Chief Executive Officer
Scott M. Settersten	Chief Financial Officer, Treasurer and Assistant Secretary
Jodi J. Caro	General Counsel, Chief Risk & Compliance Officer
Jeffrey J. Childs	Chief Human Resources Officer
Kecia L. Steelman (3)	Chief Operating Officer
1.	Mr. Kimbell was named CEO effective June 2, 2021.
2.	Ms. Dillon transitioned from CEO to the Executive Chair of the Board of Directors effective June 2, 2021.
3.	Ms. Steelman was named Chief Operating Officer (“COO”) effective June 2, 2021.

Our compensation programs for fiscal 2021 are summarized below.

●	Salary increases were provided to Mr. Kimbell and Ms. Steelman in connection with their promotion to CEO and COO, respectively. Mr. Kimbell received a 15% increase during his transition to CEO and another 20% after his transition. Ms. Steelman received a 7% increase during her transition to COO and another 7% after her transition. Other NEOs received merit increases in fiscal 2021 after forgoing increases in fiscal 2020.
●	While there was a great deal of ambiguity around the overall economic environment of fiscal 2021, the compensation committee returned to the pre-pandemic annual incentive plan design that tied potential payouts to full-year earnings before taxes (“EBT”) attainment.
●	For the standard annual award of equity in March, the committee returned to a pre-pandemic mix of PBSs, stock options, and time-based RSUs to support the Company’s pay-for-performance philosophy. Because of the economic uncertainty in setting reasonable multi-year performance goals, the compensation committee set the fiscal 2021 PBSs with two one-year goals for EBT and revenue, with a target level performance cap if the Company’s total shareholder return (“TSR”) for its 2021-2023 fiscal years is not positive. The PBSs also require a third year of time vesting.
●	Based on our strong fiscal 2021 performance that exceeded our expectations for EBT results, the compensation committee approved annual incentive funding at the maximum level, which equals 200% of the full year’s target bonus amount.

The alignment of performance and pay in fiscal 2021 reflects our compensation philosophy.

Executive pay is delivered through a performance-based compensation program that provides the opportunity to earn meaningful compensation upon achievement of superior performance and limits earnings opportunity when results are not satisfactory. Annual incentive opportunity is directly tied to one quantifiable objective performance target: EBT. The use of EBT is designed to enhance focus on profitable growth, which is a key indicator of our operating performance. No awards are paid under this program if a threshold level of EBT is not achieved.

Compensation Discussion and Analysis

Our long-term incentive plan (“LTIP”) is designed to focus on our plan to drive long-term profitable growth.

The LTIP included PBSs that are earned based on revenue and EBT performance during two one-year performance periods, with a target level performance cap if the Company’s TSR for its 2021-2023 fiscal years is not positive, and also require a third year of time vesting; non-qualified stock options with four-year vesting; and time-based RSUs with three-year cliff vesting. Stock options only provide for compensation if the share price rises above the fair market value grant price, also aligning executive’s interests in share value growth, and time-based RSUs serve as a retention vehicle and further align associates’ interests with stockholders. For fiscal 2021, the compensation committee awarded NEOs 50% in the form of PBSs to support our growth goals, 30% of the targeted LTIP value in the form of stock options to maintain a focus on share price appreciation, and 20% in the form of time-based RSUs to better support retention. In March 2022, we returned to our historical practice where our PBS awards are tied to the attainment of both two-year EBT growth and two-year revenue growth goals and require a third year of vesting. Payout of the PBS awards is subject to being modified to target payout if the Company’s TSR for its 2022-2024 fiscal years is greater than 10% and performance targets are not met, or if TSR is less than 10% and performance exceeds target.

We value stockholder engagement and consider the results of the 2021 say-on-pay vote.

At our 2021 Annual Meeting of Stockholders, approximately 90% of stockholders indicated their approval of the compensation paid to our NEOs through the advisory vote to approve executive compensation (“say-on-pay”). The compensation committee believes that this vote affirms stockholder support of the Company’s approach to executive compensation. The compensation committee will continue to consider the outcome of the Company’s say-on-pay votes when making future compensation decisions for our NEOs. We regularly review and assess our compensation programs to ensure that they are aligned with our business strategies and that the type and mix of short-term and long-term incentive vehicles used continue to align management with stockholders’ interests and reward for high performance.

Feedback from stockholders is an important consideration that the compensation committee uses when formulating future compensation programs. The Company actively solicits feedback on a wide range of issues, including executive compensation, corporate governance, and environmental and social responsibility issues.

Philosophy

OUR PHILOSOPHY		HOW WE EXECUTE OUR PHILOSOPHY

Our executive compensation philosophy is to provide compensation opportunities that attract, retain, and motivate talented key executives.		We evaluate the competitiveness and effectiveness of our compensation programs against other comparable businesses based on industry, size, and other relevant business factors.

		We link annual incentive compensation to our performance on a key measurable financial goal – EBT – that drives stockholder value.

		We focus a significant portion of the executives’ compensation on equity-based incentives to align interests closely with stockholders.

		We manage “pay for performance” such that pay is clearly linked to business and individual performance.

Overview of 2021 Compensation

Our fiscal 2021 compensation program consisted of a base salary, annual incentive plan, and long-term incentive plan. This mix of compensation is intended to ensure that total compensation reflects our overall intent to motivate executive officers to meet appropriate performance measures and to align management with stockholders’ long-term interests.

Compensation Discussion and Analysis

Components of Compensation

The majority of target compensation we offer our NEOs is delivered in variable, performance-based elements.

The material components of our executive compensation program design and their purposes and key characteristics are summarized in the following table:

	Reward Element	Purpose	Form	Type	Duration
Fixed	Base Salary	Compensation for duties and responsibilities	Cash	Fixed	Short Term
At Risk	Annual Incentive Plan	Rewards NEOs for achievement of company-wide EBT goal	Cash	Performance Based	Short Term
	Long-Term Incentive Plan	Rewards creation of long-term stockholder value	Performance-Based Shares (50% of award value) Stock Options (30% of award value) Restricted Stock Units (20% of award value)	Performance Based	Long Term

As part of our continued emphasis on creating stockholder value, we utilize EBT as the single financial performance measure for the corporate annual incentive for all officers. This focus on a single performance objective reflects the Company’s strong linkage between stockholder value creation and management incentives. Each fiscal year, the Board of Directors approves the EBT target goal. The compensation committee then approves the threshold and maximum performance against the EBT target at the beginning of the fiscal year. This target reflected a rigorous goal setting process in which management and the compensation committee worked collaboratively to set stretch targets reflective of our ambitious growth goals which are tied to the company’s operating plans. For fiscal 2021, we achieved record performance, resulting in annual cash incentives for the NEOs payable at 200% of their target annual incentives.

We use PBSs, stock options, and RSUs as a means of providing long-term incentives for our NEOs. PBS awards are tied to the attainment of two one-year EBT growth and revenue growth goals as well as a three- TSR metric that caps awards at 100% of target if the three-year TSR is negative. The first chart below shows the mix of our current CEO’s fiscal 2021 target compensation by component and the portion of total compensation that is performance based. The second chart shows this same data for our other NEO’s (excluding Ms. Dillon) fiscal 2021 target compensation.

Compensation Discussion and Analysis

The use of stock options and PBSs emphasizes long-term alignment with stockholder value, as the stock options will not have any value unless our share price increases and the PBSs will not vest unless performance goals are met.

Compensation Discussion and Analysis

2021 Executive Compensation Process

What We Do:	Objectives and Considerations:

Compensation Committee Reviews Comparative Pay Levels

We review competitive pay levels among a peer group of retailers with revenues similar to Ulta Beauty, compensation survey data for similarly sized retail companies from the Willis Towers Watson 2020 Retail Executive Survey Report, and compensation survey data for similarly sized general industry companies from the Willis Towers Watson 2020 CDB General Industry Survey report.

Our CEO Provides Input for Other Executives

The CEO with input from our human resources department on competitive market positions recommends to the compensation committee other executive’s compensation based on the executive’s performance and internal pay equity among current executives and newly hired executives, as well as talent and succession planning considerations. The CEO does not participate in setting his own compensation.

Compensation Committee Makes Final Determination

The compensation committee approves executive compensation after deliberation, taking into account such factors as talent planning, succession, and Company performance. In addition, the committee considers such factors as total compensation philosophy, individual performance, and the positioning of Ulta Beauty’s executive total compensation levels relative to market.

We consider the nature and job scope of each NEO.

We consider internal pay positioning, taking into account each NEO’s pay components and levels relative to other executives with respect to role, length of time the NEO has served in the NEO’s current position, seniority, and levels of responsibility.

We consider the accounting and tax impact of each element of compensation.

We consider competitive pay levels and practices for similar positions among identified data sets.

ULTA BEAUTY 2021 COMPENSATION PEER GROUP

Big Lots, Inc.	Dollar General Corporation	Ross Stores, Inc.
Burlington Stores, Inc.	Dollar Tree, Inc.	Sally Beauty Holdings, Inc.
Capri Holdings Limited	Foot Locker, Inc.	The Michaels Companies, Inc.*
Carter’s, Inc.	L Brands, Inc.	Tractor Supply Company
Dick’s Sporting Goods, Inc.	PVH Corp.	Under Armour, Inc.
Williams-Sonoma, Inc.

* The Michaels Companies, Inc. was publicly-traded at the time it was used in this peer group analysis.

Compensation Discussion and Analysis

The compensation committee selected a peer group of companies with similar revenues and market capitalization and with whom we may compete for talent and assess them annually to ensure the peer group remains relevant from industry, size, and performance perspectives for use in benchmarking pay to inform its decisions.

Compensation of the Chief Executive Officer

In March 2021, the Company announced its CEO succession plan, pursuant to which, effective June 2, 2021, Mary Dillon transitioned to the newly created role of Executive Chair of the Board of Directors and David Kimbell succeeded Ms. Dillon as CEO.

In recognition of Ms. Dillon’s ongoing commitment and leadership in her role as CEO through June 2, 2021 and thereafter as Executive Chair of the Company’s Board of Directors, the compensation committee established the following compensation for Ms. Dillion in line with our normal practices in anticipation of her transition:

●	no change to base salary, prorated for time in role;
●	annual incentive with target of 170% of base salary remained consistent with prior year, prorated based on CEO service in fiscal 2021;
●	LTIP equity award on March 25, 2021 with a grant date fair value of $5,200,000, using the same mix of vehicles as for other senior officers (50% PBSs, 30% options, and 20% RSUs). To further align her interests with the Company, Ms. Dillon retains her right to vest in her PBSs, stock options and RSUs at the same time and based on the same performance factors as other executives, as long as she continues to provide services as CEO through June 2, 2021, and as Executive Chair of the Board through the Annual Meeting and, thereafter complies with certain non-compete, non-solicitation and confidential information covenants through March 15, 2024; and
●	annual cash retainer for serving as the Executive Chair of the Board of Directors was set at $800,000, prorated based on Executive Chair service in fiscal 2021.

In connection with Mr. Kimbell’s promotion to CEO, the compensation committee made the following adjustments to his compensation:

●	increased base salary by 15% to $915,782, effective March 21, 2021;
●	increased base salary by an additional 20% to $1,100,008, effective June 3, 2021;
●	increased annual incentive opportunity from 115% of base salary to 180% of base salary; and
●	LTIP equity award on March 25, 2021 with a grant date fair value of $4,510,000, using the same mix of vehicles as for other senior officers (50% PBSs, 30% options, and 20% RSUs).

2021 Compensation Components

COMPENSATION COMPONENTS

Base Salary	Annual Incentives	Long-Term Incentive Plan

Compensation Discussion and Analysis

Base Salary

Base salaries are reviewed annually and are set based on competitiveness versus the external market, talent planning, internal merit increase budgets, individual and Company performance, and internal equity considerations.

The NEO base salary increases for fiscal 2021 were:

	Base Salary	Base Salary
	Before June 2, 2021	After June 2, 2021
Named Executive Officer	($)	($)
David C. Kimbell	915,782	1,100,008
Mary N. Dillon	1,185,038	—
Scott M. Settersten	723,694	723,694
Jodi J. Caro	585,645	585,645
Jeffrey J. Childs	593,424	593,424
Kecia L. Steelman	750,402	800,010

In March 2021, the compensation committee approved merit increases of 4% for Mr. Settersten, Ms. Caro, and Mr. Childs. These base salary levels are competitive with our market. These approved increases were reflective of the general salary increase applicable to other associates that had exhibited strong performance but were already at the targeted market level.

In connection with his promotion to CEO, Mr. Kimbell received a 15% increase in March 2021 over his fiscal 2020 salary and then an additional 20% increase in June 2021 over his March 2021 salary. In connection with her promotion to COO, Ms. Steelman received a 7% increase in March 2021 over her 2020 salary and then an additional 7% increase in June 2021 over her March 2021 salary.

Annual Incentives

The NEO target annual incentives, shown as a percentage of base salaries, for fiscal 2021 compared to fiscal 2020 were as follows:

	2021	2020
	Annual Incentive	Annual Incentive
Named Executive Officer	Target	Target
David C. Kimbell	180%	115%
Mary N. Dillon	170%	170%
Scott M. Settersten	85%	80%
Jodi J. Caro	65%	65%
Jeffrey J. Childs	65%	65%
Kecia L. Steelman	100%	80%

Mr. Kimbell’s annual incentive target for 2021 was increased to reflect his expanded responsibilities in light of his promotion to CEO in June 2021. Mr. Settersten’s annual incentive target for 2021 was increased to reflect market competitiveness. Ms. Steelman’s annual incentive target for 2021 was increased to reflect her expanded responsibilities in light of her promotion to COO in June 2021.

In fiscal 2021, target EBT under the annual incentive program was $673.6 million. This target reflected a rigorous goal setting process in which management and the compensation committee worked collaboratively to set stretch targets reflective of our growth goals. The fiscal 2021 EBT goal was an appropriate stretch goal at the time it was set given that our EBT performance in fiscal 2020 had decreased to $231.1 million as a result of the pandemic, there were no clear signs of an overall economic revival, and due to concerns over continued COVID-19 outbreaks in fiscal 2021.

Compensation Discussion and Analysis

The fiscal 2021 annual incentive performance/payout range was as follows:

	2021
	Annual Incentive Performance
	Percent to Target	Payout
Threshold	87%	40%
Target	100%	100%
Maximum	110%	200%

Based on our EBT performance of $1.3 billion, the annual incentive payout was 200% of the target based on EBT performance of greater than 110% to target. The compensation committee can use negative discretion to reduce calculated annual incentive payouts but did not apply any downward discretion in fiscal 2021.

Long-Term Incentive Plan

During fiscal 2021, we provided long-term incentive awards through grants of PBSs, stock options, and RSUs to our NEOs and certain other associates. Under the LTIP, each eligible associate may receive an award with a value that is targeted to a percentage of base salary, with the ultimate value dependent upon Company performance.

The LTIP awards, shown as a percentage of base salaries, for fiscal 2021 compared to fiscal 2020 were as follows:

	2021	2020
	LTIP Target	LTIP Target
Named Executive Officer	Percentages	Percentages
David C. Kimbell	410%	330%
Mary N. Dillon	439%	409%
Scott M. Settersten	230%	230%
Jodi J. Caro	150%	135%
Jeffrey J. Childs	100%	100%
Kecia L. Steelman	280%	185%

The compensation committee increased the LTIP target percentage for Mr. Kimbell, Ms. Dillon, Ms. Caro, and Ms. Steelman to further align their compensation opportunities with stockholders for long-term value creation and provide market competitive long-term compensation opportunities.

Mr. Kimbell’s and Ms. Steelman’s LTIP award was based on their June 2021 salary.

Compensation Discussion and Analysis

Consistent with our pay-for-performance orientation, the compensation committee granted the annual LTIP award with the following mix:

PBS	Stock Options	RSUs
PBSs granted under the LTIP have the following characteristics:	Stock options granted under the LTIP generally have the following characteristics:	RSUs granted under the LTIP generally have the following characteristics:

✔ tied to achievement of two, one-year revenue and EBT targets;

✔ 50% of PBS grant value ties to attainment of revenue target and 50% of PBS grant value tied to attainment of EBT target;

✔ the number of shares earned can be less or greater than target, including zero, based on Company performance;

✔ the PBS awards are capped at 100% of the target if three-year TSR is negative; and

✔ following the end of the two one-year performance periods, a third year of time vesting is required before the number of earned shares is delivered to the recipient.

	✔ exercise price equal to the fair market value of our common stock on the date of grant; ✔ ratable vesting, on an annual basis over a four-year period; and ✔ ten-year term from the date of grant.	✔ entitle the holder to receive an equal number of shares of common stock at settlement; and ✔ cliff vest 100% at the end of three years from grant date.

PBS awards granted in fiscal 2021 were eligible to be earned based on two one-year cumulative revenue and EBT targets follows:

	Revenue – 50% of PBS Value		EBT – 50% of PBS Value
	Percent to Target	Payout	Percent to Target	Payout
Threshold	89%	50%	89%	50%
Target	100%	100%	100%	100%
Maximum	107%	170%	110%	200%

The fiscal 2021 one-year revenue and EBT targets were $7.3 billion and $673.6 million, respectively. For fiscal 2021, we achieved one-year revenue and EBT of $8.6 billion and $1.3 billion, respectively, resulting in a payout of 170% of the revenue payout and 200% of the EBT target. Although the performance period is complete, the award payout is subject to a cap based on the Company’s three-year TSR and is not eligible to vest until 2024.

Compensation Discussion and Analysis

As discussed in last year’s proxy statement, the compensation committee approved a payout under the 2019 PBSs in 2021 that reflected the two-year cumulative performance period of fiscal 2019 and fiscal 2020. In assessing performance, the compensation committee elected to exclude the estimated impact of the COVID-19 pandemic on revenue and EBT in fiscal 2020. This had the impact of changing the value of the PBS award for the performance period from zero, to a weighted average payout of approximately 58.8% of target. This determination resulted in an additional compensation charge with respect to the 2019 PBSs that is included in the amounts reported in each of the Summary Compensation Table and Grants of Plan-Based Awards Table contained in this proxy.

Compensation Discussion and Analysis

Executive Compensation Policies and Practices

The compensation committee and management seek to ensure that our executive compensation and benefits programs align with our core compensation philosophy. We maintain the following policies and practices that drive the compensation program for our NEOs:

What We Do		What We Don’t Do
✔	Pay-for-Performance: Significant amount is performance-based and not guaranteed	✘	No Excise Tax Gross-Ups: The Company does not provide any excise tax gross-up payments in connection with a change in control
✔	Multiple Performance Metrics and Time Horizons: Use multiple performance metrics focusing on top-line and bottom-line growth and multi-year vesting and measurement periods for long-term incentives	✘	No Repricing or Buyouts of Stock Options: The Company’s equity plan prohibits repricing or buyouts of underwater stock options
✔	Annual Compensation Risk Review: Annually assess risk in compensation programs	✘	No Tax Gross-ups for Perquisites: The Company does not provide tax gross-ups to NEOs for the limited perquisites we provide
✔	Double-Trigger Change in Control: Include “double-trigger” change in control provisions for the vesting of equity awards and the receipt of severance	✘

No Hedging, Derivatives, Pledging or Margin Accounts: NEOs are prohibited from engaging in derivatives and hedging transactions and from holding Company stock in a margin account or pledging Company stock as collateral

✔	Share Ownership Guidelines: NEOs must comply with share ownership requirements	✘	No Dividends on Unearned PBSs and RSUs: No dividends or dividend equivalents are paid on PBSs or RSUs until such PBSs and RSUs become vested and earned
✔

Clawback Policy: We maintain a robust clawback policy that provides for recovery of incentive compensation in the event of a financial restatement, other misconduct not involving financial restatements, and for breaches of non-compete and other restrictive covenants

		✘	No Contracts: No contracts with multi-year guaranteed salary increases or non-performance bonus arrangements
✔	Challenging Performance Objectives: Set challenging performance objectives for Annual Incentive and LTIP
✔

Use of Independent Consultant: The compensation committee has retained an independent compensation consultant that performs no other consulting services for the Company and has no conflicts of interest

✔	Limited Perquisites: Provide limited perquisites
✔	Peer Groups: Use appropriate peer groups when establishing compensation

Compensation Discussion and Analysis

Share Ownership Guidelines

The compensation committee has established the following share ownership guidelines to strengthen the focus of our senior officers on our long-term goals and further align their interests with stockholders:

Position	Required Amount
CEO	6X Base Salary
Other NEOs	3X Base Salary
Chief Non-NEOs	2X Base Salary

In addition to shares held directly, shares of common stock held in brokerage accounts for the executives’ benefit in trust, through tax qualified retirement plans, PBSs (which have been earned based on performance, but which are still subject to time vesting) and RSUs are included in determining whether the ownership requirement has been met and sustained. Executives subject to the guidelines are required to retain at least 50% of the net after-tax shares awarded until they have achieved the required ownership level. All executives are in compliance with our share ownership guidelines.

Clawback Provisions

We maintain a robust compensation recovery or “clawback” policy applicable to all Section 16 officers as well as other associates who receive equity grants or are otherwise selected for coverage.

Under the clawback policy, the compensation committee may recover and/or cancel previously granted or earned incentive compensation (including recovery of gains realized thereon) in the event: (a) that Ulta Beauty is required to materially restate its financial or operating results (whether or not there is any fraud or misconduct and whether or not the executive whose compensation is subject to clawback is responsible, but excluding restatements caused by changes in accounting rules, reclassification or other retrospective changes not caused by fraud or misconduct), (b) of fraud or misconduct (regardless of whether the fraud or misconduct is related to a restatement of financial or operating results), (c) of a violation of Ulta Beauty’s Code of Business Conduct, or (d) of a violation of any applicable non-compete, non-solicitation or confidentiality covenants.

No Hedging, Derivatives, Pledging or Margin Accounts

Our insider trading policy prohibits trading in puts, calls, and other derivative securities on our stock and also prohibits the purchase of financial instruments (including prepaid variable forward contracts, equity swaps, collars, and exchange funds) or otherwise engaging in transactions that are designed to or have the effect of hedging or offsetting any decrease in the market value of our stock by officers, directors, and associates. In addition, our insider trading policy prohibits our executive officers, directors, and other designated insiders from holding Company stock in a margin account or pledging our stock as collateral for a loan, with certain limited exceptions.

Long-Term Incentive Granting Policy

We have a general policy of making equity grants (stock options and RSUs) for new executive officers and NEOs once our trading window opens on the third business day following the date our earnings announcement is made for each fiscal quarter. The window generally remains open for 30 days. The annual LTIP grant is generally made in the open window following our fourth quarter earnings announcement. This timing is therefore generally consistent with when our executives and directors would be allowed to trade in our common stock under our insider trading policy. The compensation committee determined that setting the exercise price for stock options at this time was prudent in that it allowed for the market to process all reported public information prior to establishing the price. Such a practice thereby eliminates any potential manipulation regarding the timing of stock option grants. All equity grants for executives and NEOs are approved in advance by the compensation committee.

Compensation Discussion and Analysis

Benefits and Perquisites

Executives can defer compensation under our non-qualified deferred compensation plan with matching contributions equal to 100% of contributions made up to 3% of eligible deferred compensation, which is more fully described in the narrative to the 2021 Non-Qualified Deferred Compensation table below. For all eligible associates, we offer a 401(k) plan with matching contributions equal to 100% of the contributions for the first 3% of eligible salary and 50% of the contributions on the next 2% of eligible salary. In addition, we offer group health, life, accident, and disability insurance to eligible associates. Our associates are also entitled to a discount on purchases at our stores.

Change in Control and Severance Plan

The Company has an Executive Change in Control and Severance Plan (the “CIC Plan”), which provides severance and other benefits should an executive be involuntarily terminated in connection with a change in control. We adopted the CIC Plan as a market-based plan that is intended to minimize distraction to our executives by providing financial security in the event of a loss of employment following a change in control. See “Severance and Change in Control Benefits” below for additional details.

Accounting and Tax Considerations

Historically, our incentive compensation programs have been designed and administered in a manner generally intended to preserve federal income tax deductions. However, the compensation committee considers the tax and accounting consequences of utilizing various forms of compensation and retains the discretion to pay compensation that is not tax deductible or could have adverse accounting consequences for Ulta Beauty.

Compensation Discussion and Analysis

Summary Compensation Table

The following table sets forth the compensation of our NEOs for fiscal 2021:

							Non-Equity
						Stock	Incentive
					Stock	Option	Plan	All Other
		Salary		Bonus	Awards	Awards	Compensation	Compensation	Total
Name and Principal Position	Year	($)		($)	($) (2)	($) (3)	($)	($) (4)	($)
David C. Kimbell	2021	1,037,756	(1)	—	2,349,012	1,353,033	3,735,922	64,044	8,539,767
Chief Executive Officer and	2020	798,075		229,447	3,853,077	3,853,043	688,340	46,843	9,468,825
Director (Principal Executive	2019	730,642		—	986,906	986,403	358,150	43,811	3,105,912
Officer)
Mary N. Dillon	2021	927,912	(1)	—	3,107,895	1,560,097	1,361,492	10,995	6,968,391
Executive Chair and	2020	1,009,333		503,641	2,496,205	2,496,144	1,510,923	83,918	8,100,164
Former Chief Executive Officer (Former	2019	1,185,038		—	2,376,246	2,376,052	1,035,889	91,574	7,064,799
Principal Executive Officer)
Scott M. Settersten	2021	723,694		—	1,008,718	499,434	1,230,280	50,963	3,513,089
Chief Financial Officer	2020	697,528		139,506	826,370	826,227	418,517	53,031	2,961,179
(Principal Financial Officer)	2019	697,528		—	802,776	802,177	269,002	47,690	2,619,173
Jodi J. Caro	2021	585,645		—	495,999	263,572	761,338	41,701	2,148,255
General Counsel,	2020	561,766		91,287	392,513	392,496	273,861	38,577	1,750,500
Chief Risk & Compliance Officer and	2019	561,766		—	309,323	309,021	187,759	37,788	1,405,657
Corporate Secretary
Jeffrey J. Childs	2021	593,424		—	360,518	178,095	771,452	42,850	1,946,339
Chief Human Resources	2020	573,352		93,170	295,344	295,283	279,509	41,665	1,578,323
Officer	2019	573,352		—	287,005	286,723	191,632	39,887	1,378,599
Kecia L. Steelman	2021	783,246	(1)	—	1,170,468	672,093	1,566,492	44,687	4,236,986
Chief Operating Officer
1.	Effective June 2, 2021, David Kimbell succeeded Mary Dillon as CEO, Mary Dillon became the Company's Executive Chair and Kecia Steelman became the Company’s COO. The salary for Ms. Dillon consists of $400,439 in salary as CEO and $527,473 as Executive Chair of the Board of Directors.
2.	Fiscal 2021 represents the sum of:
(i)	the grant date fair value of RSUs of $902,294 for Mr. Kimbell, $1,040,260 for Ms. Dillon, $332,957 for Mr. Settersten, $175,983 for Ms. Caro, $118,957 for Mr. Childs and $448,235 for Ms. Steelman, based on the closing share price of our common stock on the date of grant,
(ii)	the grant date fair value at target of one half of the 2021 LTIP PBSs (see footnote 3 to the Grants of Plan Based Awards Table for more information) of $1,127,638 for Mr. Kimbell, $1,300,248 for Ms. Dillon, $416,349 for Mr. Settersten, $219,825 for Ms. Caro, $148,390 for Mr. Childs and $560,140 for Ms. Steelman determined using a Monte Carlo simulation using the average closing share price over 20 trading days of $315.90, a valuation day stock price of $306.59, an expected volatility of 50.82% over a 2.86 year period, a risk-free interest rate of 0.28% and TSR of (2.95%). If the maximum level of performance is achieved for the 2021 LTIP PBS grants, the amounts shown above would increase by $958,400, $1,105,257, $353,805, $186,713, $126,008, and $476,134 for Mr. Kimbell, Ms. Dillon, Mr. Settersten, Ms. Caro, Mr. Childs, and Ms. Steelman, respectively, and
(iii)	the incremental fair value of $319,080 for Mr. Kimbell, $767,387 for Ms. Dillon, $259,412 for Mr. Settersten, $100,191 for Ms. Caro, $93,171 for Mr. Childs and $162,093 for Ms. Steelman that resulted from the modification of the 2019 PBS awards when the compensation committee exercised discretion to determine that 58.8% payout of target for the 2019 PBS awards was warranted although the Company’s achievement of the performance metrics would have resulted in no payout due to the impact of the COVID-19 pandemic on revenue and EBT determined based on the closing share price of our common stock on the date of the modification.
3.	Amounts shown represent the grant date fair value of stock options granted in the year indicated as computed in accordance with ASC 718. For a discussion of the assumptions made in the valuation reflected in these columns,

Compensation Discussion and Analysis

see Note 15 to the consolidated financial statements for fiscal 2021 contained in the Form 10-K filed on March 25, 2022.
4.	All other compensation includes 401(k) match, deferred compensation match, long-term disability premiums, and other perquisites, including club memberships, health screenings, and life insurance premiums as indicated on the table below for fiscal 2021:

		Deferred	Executive LT
	401(k)	Compensation	Disability	Other
	Match	Match	Premium	Perquisites
Name	($)	($)	($)	($)
David C. Kimbell	10,108	29,784	23,314	838
Mary N. Dillon	8,045	—	—	2,950
Scott M. Settersten	11,147	21,529	17,449	838
Jodi J. Caro	11,417	17,404	12,143	737
Jeffrey J. Childs	11,414	17,664	13,025	747
Kecia L. Steelman	8,027	23,005	12,817	838

Grants of Plan-Based Awards

The following table sets forth certain information with respect to grants of plan-based awards to the NEOs for fiscal 2021:

												Number	Exercise or	Grant Date
				Estimated Future Payouts				Estimated Future Payouts			Number	of	Base	Fair Value of
			Board	Under Non‑Equity Incentive				Under Equity Incentive			of	Securities	Price of	Stock and
			of	Plan Awards				Plan Awards (3)			Shares	Underlying	Stock	Stock
	Grant	Grant	Directors Approval	Threshold	Target		Maximum	Threshold	Target	Maximum	of Stock	Stock Options	Option Awards	Option Awards
Name	Type	Date	Date	($) (1)	($)		($) (2)	(#) (4)	(#)	(#) (5)	(#)	(#)	($)	($) (6)
	David C. Kimbell
	Annual Incentive			747,184	1,867,961		3,735,922	—	—	—	—	—	—	—
	LTIP	3/25/2021	3/25/2021	—	—		—	1,839	3,678	6,804	—	—	—	1,127,638
	LTIP	3/25/2021	3/25/2021	—	—		—	—	—	—	—	12,695	306.59	1,353,033
	LTIP	3/25/2021	3/25/2021	—	—		—	—	—	—	2,943	—	—	902,294
	Modification Value	3/29/2019 (7)	3/25/2021	—	—		—	—	—	—	—	—	—	319,080
	Mary N. Dillon
	Annual Incentive			272,298	680,746	(8)	1,361,492	—	—	—	—	—	—	—
	LTIP	3/25/2021	3/25/2021	—	—		—	2,121	4,241	7,846	—	—	—	1,300,248
	LTIP	3/25/2021	3/25/2021	—	—		—	—	—	—	—	12,853	306.59	1,560,097
	LTIP	3/25/2021	3/25/2021	—	—		—	—	—	—	3,393	—	—	1,040,260
	Modification Value	3/29/2019 (7)	3/25/2021	—	—		—	—	—	—	—	—	—	767,387
	Scott M. Settersten
	Annual Incentive			246,056	615,140		1,230,280	—	—	—	—	—	—	—
	LTIP	3/25/2021	3/25/2021	—	—		—	679	1,358	2,512	—	—	—	416,349
	LTIP	3/25/2021	3/25/2021	—	—		—	—	—	—	—	4,686	306.59	499,434
	LTIP	3/25/2021	3/25/2021	—	—		—	—	—	—	1,086	—	—	332,957
	Modification Value	3/29/2019 (7)	3/25/2021	—	—		—	—	—	—	—	—	—	259,412
	Jodi J. Caro
	Annual Incentive			152,268	380,669		761,338	—	—	—	—	—	—	—
	LTIP	3/25/2021	3/25/2021	—	—		—	359	717	1,326	—	—	—	219,825
	LTIP	3/25/2021	3/25/2021	—	—		—	—	—	—	—	2,473	306.59	263,572
	LTIP	3/25/2021	3/25/2021	—	—		—	—	—	—	574	—	—	175,983
	Modification Value	3/29/2019 (7)	3/25/2021	—	—		—	—	—	—	—	—	—	100,191
	Jeffrey J. Childs
	Annual Incentive			154,290	385,726		771,452	—	—	—	—	—	—	—
	LTIP	3/25/2021	3/25/2021	—	—		—	242	484	895	—	—	—	148,390
	LTIP	3/25/2021	3/25/2021	—	—		—	—	—	—	—	1,671	306.59	178,095
	LTIP	3/25/2021	3/25/2021	—	—		—	—	—	—	388	—	—	118,957
	Modification Value	3/29/2019 (7)	3/25/2021	—	—		—	—	—	—	—	—	—	93,171
	Kecia L. Steelman
	Annual Incentive			313,298	783,246		1,566,492	—	—	—	—	—	—	—
	LTIP	3/25/2021	3/25/2021	—	—		—	914	1,827	3,380	—	—	—	560,140
	LTIP	3/25/2021	3/25/2021	—	—		—	—	—	—	—	6,306	306.59	672,093
	LTIP	3/25/2021	3/25/2021	—	—		—	—	—	—	1,462	—	—	448,235
	Modification Value	3/29/2019 (7)	3/25/2021	—	—		—	—	—	—	—	—	—	162,093
1.	Threshold assumes performance equals 87% of the EBT performance target, resulting in a payout of 40% of the EBT target bonus.

Compensation Discussion and Analysis

2.	Maximum assumes performance equals or exceeds 110% of the EBT performance target, resulting in a payout of 200% of the EBT target bonus.
3.	Amounts represent the PBSs granted in which 50% of the grant value is tied to attainment of a revenue target and 50% of the grant value is tied to attainment of an EBT target. Amounts shown at “target” represent one-half of the total “target” number of PBSs granted on March 25, 2021, representing the portion of the total award that was eligible to be earned based on fiscal 2021 performance at “target” levels.
4.	Threshold assumes performance exceeds 89% of the revenue and EBT performance target, resulting in a payout of 50% of the target performance-based units.
5.	Maximum assumes performance exceeds 107% of the revenue performance target and 110% of the EBT performance target, resulting in a payout of 170% and 200% of the target performance-based units, respectively.
6.	Represents the grant date fair value of RSUs, PBSs and stock options granted as computed in accordance with ASC 718. For a discussion of the assumptions made in the valuation reflected in these columns, see Note 15 to the consolidated financial statements for fiscal 2021 contained in the Form 10-K filed on March 25, 2022 and with respect to the PBSs, footnote 2 in the Summary Compensation Table.
7.	In March 2021, the compensation committee exercised discretion to determine that 58.8% payout of target for the 2019 PBS awards was warranted although the Company’s achievement of the performance metrics would have resulted in no payout, resulting in an additional accounting expense as a modification of the award. Under SEC rules, the incremental fair value of this modification is reportable.
8.	The amount earned for Ms. Dillon is based on her prorated salary based on time in service as our CEO.

Compensation Discussion and Analysis

Outstanding Equity Awards as of January 29, 2022

The following table presents information concerning stock options, PBSs, and RSUs held by the NEOs as of January 29, 2022:

	Stock Option Awards				Stock Awards
							Equity	Equity
							Incentive	Incentive
							Plan Awards:	Plan Awards:
	Number of	Number of					Number of	Market
	Securities	Securities	Stock		Number of	Market	Unearned	Value of
	Underlying	Underlying	Option		Shares of	Value of	Shares of	Unearned
	Unexercised	Unexercised	Exercise		Stock	Shares	Performance-	Performance-
	Stock	Stock	Price	Stock	that	that	based Stock	based Stock
	Options	Options	Per	Option	have not	have not	that have not	that have not
	Exercisable	Unexercisable	Share	Expiration	Vested	Vested	Vested	Vested
Name	(#)	(#)	($)	Date	(#)	($)	(#) (1)	($)
David C. Kimbell (2)					27,162	9,746,540	13,609	4,883,317
	2,347	—	191.76	3/25/2026
	8,771	—	281.53	3/24/2027
	12,660	4,220	204.27	3/29/2028
	5,485	5,486	348.73	3/29/2029
	17,707	53,121	174.45	3/27/2030
	—	12,695	306.59	3/25/2031
Mary N. Dillon (3)					22,833	8,193,165	15,692	5,630,653
	31,223	—	281.53	3/24/2027
	—	11,253	204.27	3/29/2028
	13,213	13,214	348.73	3/29/2029
	—	45,885	174.45	3/27/2030
	—	12,853	306.59	3/25/2031
Scott M. Settersten (4)					7,557	2,711,678	5,025	1,802,977
	2,346	—	191.76	3/25/2026
	4,386	—	281.53	3/24/2027
	6,896	3,448	204.27	3/29/2028
	4,461	4,461	348.73	3/29/2029
	—	15,188	174.45	3/27/2030
	—	4,686	306.59	3/25/2031
Jodi J. Caro (5)					3,616	1,297,529	2,653	951,940
	4,005	1,335	204.27	3/29/2028
	1,718	1,719	348.73	3/29/2029
	1,803	5,412	174.45	3/27/2030
	—	2,473	306.59	3/25/2031
Jeffrey J. Childs (6)					2,702	969,559	1,791	642,593
	—	1,363	204.27	3/29/2028
	1,594	1,595	348.73	3/29/2029
	—	5,428	174.45	3/27/2030
	—	1,671	306.59	3/25/2031
Kecia L. Steelman (7)					11,854	4,253,571	6,760	2,425,655
	4,867	—	281.53	3/24/2027
	6,249	2,083	204.27	3/29/2028
	2,789	2,789	348.73	3/29/2029
	—	8,277	174.45	3/27/2030
	—	6,306	306.59	3//25/2031
1.	Amounts represent the number and value of the performance-based awards through the end of the fiscal 2021 for which the performance period has not ended. The unearned shares or performance-based stock that have not vested are presented at the maximum payout based on fiscal 2021 performance. The award will not be certified until March 2023.

Compensation Discussion and Analysis

2.	The vesting schedule for Mr. Kimbell’s outstanding stock options and RSUs as of January 29, 2022 is as follows:

	Type of	Expiration
Name	Award	date	3/15/22	3/15/23	3/15/24	3/15/25
David C. Kimbell	NQ	3/29/2028	4,220	—	—	—
	NQ	3/29/2029	2,743	2,743	—	—
	NQ	3/27/2030	17,707	17,707	17,707	—
	NQ	3/25/2031	3,173	3,174	3,174	3,174
	PBS		—	—	13,609	—
	RSU		2,132	22,087	2,943	—

3.	The vesting schedule for Ms. Dillon’s outstanding stock options and RSUs as of January 29, 2022 is as follows:

	Type of	Expiration
Name	Award	date	3/15/22	4/1/22	3/15/23	3/15/24	3/15/25
Mary N. Dillon	NQ	3/29/2028	11,253	—	—	—	—
	NQ	3/29/2029	6,607	—	6,607	—	—
	NQ	3/27/2030	—	22,942	11,471	11,472	—
	NQ	3/25/2031	3,213		3,213	3,213	3,214
	PBS		—	—	—	15,692	—
	RSU		5,131	—	14,309	3,393	—

The option awards for Ms. Dillon with expiration date of March 27, 2030 and 14,309 RSUs scheduled to vest on March 15, 2023 will continue to vest as long as she remains an employee, director, or consultant to the Company through April 1, 2022. Additionally, the option awards with expiration date of March 25, 2030, 15,962 PBSs scheduled to vest on March 15, 2024, and 3,393 RSUs scheduled to vest on March 15, 2024 will continue to vest as long as she continues to provide services as Chief Executive Officer through June 2, 2021, as Executive Chair of the Board through the Company’s annual meeting of stockholders in 2022 and, thereafter complies with certain non-compete, non-solicitation and confidential information covenants through March 15, 2024.

4.	The vesting schedule for Mr. Settersten’s outstanding stock options and RSUs as of January 29, 2022 is as follows:

	Type of	Expiration
Name	Award	date	3/15/22	4/1/22	3/15/23	3/15/24	3/15/25
Scott M. Settersten	NQ	3/29/2028	3,448	—	—	—	—
	NQ	3/29/2029	2,230	—	2,231	—	—
	NQ	3/27/2030	—	7,594	3,797	3,797	—
	NQ	3/25/2031	1,171	—	1,172	1,171	1,172
	PBS		—	—	—	5,025	—
	RSU		1,734	—	4,737	1,086	—

The option awards for Mr. Settersten with expiration date of March 27, 2030 and the 4,737 RSUs scheduled to vest on March 15, 2023 will continue to vest as long as he remains an employee, director, or consultant to the Company through April 1, 2022.

Compensation Discussion and Analysis

5.	The vesting schedule for Ms. Caro’s outstanding stock options and RSUs as of January 29, 2022 is as follows:

	Type of	Expiration
Name	Award	date	3/15/22	3/15/23	3/15/24	3/15/25	3/15/22
Jodi J. Caro	NQ	3/29/2028	1,335	—	—	—
	NQ	3/29/2029	859	860	—	—
	NQ	3/27/2030	1,804	1,804	1,804	—
	NQ	3/25/2031	618	618	618	619
	PBS		—	—	2,653	—
	RSU		792	2,250	574	—
6.	The vesting schedule for Mr. Childs’ outstanding stock options and RSUs as of January 29, 2022 is as follows:

	Type of	Expiration
Name	Award	date	3/15/22	4/1/22	3/15/23	3/15/24	3/15/25
Jeffrey J. Childs	NQ	3/29/2028	1,363	—	—	—	—
	NQ	3/29/2029	797	—	798	—	—
	NQ	3/27/2030	—	2,714	1,357	1,357	—
	NQ	3/25/2031	417	—	418	418	418
	PBS		—	—	—	1,791	—
	RSU		621	—	1,693	388	—

The option awards for Mr. Childs with expiration date of March 27, 2030 and the 1,693 RSUs scheduled to vest on March 15, 2023 will continue to vest as long as he remains an employee, director, or consultant to the Company through April 1, 2022.

7.	The vesting schedule for Ms. Steelman’s outstanding stock options and RSUs as of January 29, 2022 is as follows:

	Type of	Expiration
Name	Award	date	3/15/22	3/15/23	10/5/23	3/15/24	3/15/25
Kecia L. Steelman	NQ	3/29/2028	2,083	—	—	—	—
	NQ	3/29/2029	1,394	1,395	—	—	—
	NQ	3/27/2030	2,759	2,759	—	2,759	—
	NQ	3/25/2031	1,576	1,577	—	1,576	1,577
	PBS		—	—	—	6,760	—
	RSU		2,518	5,735	2,139	1,462	—

Compensation Discussion and Analysis

Stock Option Exercises and Stock Vested

The following table presents information concerning exercises of stock options and vesting of RSUs during fiscal 2021:

	Stock Option Awards		Stock Awards
	Number of		Number of
	Shares	Value	Shares	Value
	Acquired on	Realized on	Acquired on	Realized on
	Exercise	Exercise	Vesting	Vesting
Name	(#)	($) (1)	(#)	($) (2)
David C. Kimbell	—	—	3,611	1,164,511
Mary N. Dillon	131,663	24,359,054	61,815	21,940,189
Scott M. Settersten	—	—	2,952	951,990
Jodi J. Caro	3,556	361,047	1,266	408,272
Jeffrey J. Childs	12,738	1,774,958	1,168	376,668
Kecia L. Steelman	6,921	1,689,152	1,784	575,322
1.	The value realized on exercise and sale or exercise and hold of stock options is based on the weighted average sales price of our common stock on the transaction date as reported on the Form 4. The value realized was determined without considering any taxes that may have been owed or withheld.
2.	The value realized on vesting of stock awards is based on the closing share price of our common stock on the vesting date as reported on the NASDAQ Global Select Market. The value realized was determined without considering any taxes that may have been owed or withheld.

2021 Non-Qualified Deferred Compensation

The Ulta Beauty Non-qualified Deferred Compensation Plan allows participants to defer up to 75% of their base salary and 100% of their annual cash bonus. We match 100% of the contributions up to 3% of salary deferred. We do not match or make any other contributions to the plan with regards to bonus or long-term compensation. Participants may direct the investment of their contributions to the plan among several mutual funds, similar to those available under our 401(k) plan.

The table below sets forth certain information with respect to the non-qualified deferred compensation plans in which our NEOs may participate as of January 29, 2022:

					Aggregate
	Executive	Registrant	Aggregate	Aggregate	Balance at
	Contributions in	Contributions in	Earnings (Losses) in	Withdrawals/	Last Fiscal
	Last Fiscal Year	Last Fiscal Year	Last Fiscal Year	Distributions	Year End
Name	($) (1)(2)	($)	($)	($)	($)
David C. Kimbell (3)	922,443	29,784	188,811	—	2,717,091
Mary N. Dillon (4)	453,910	—	517,408	—	6,025,143
Scott M. Settersten (5)	45,407	21,529	61,697	—	871,988
Jodi J. Caro (6)	38,948	17,404	22,027	—	401,079
Jeffrey J. Childs (7)	402,067	17,664	128,431	—	1,210,161
Kecia L. Steelman	258,825	23,005	109,061	—	869,501
1.	Included in the amount listed under the “Salary” and “Non-Equity Incentive Plan Compensation” columns in the Summary Compensation Table above.
2.	Contributions include salary and annual cash incentive deferrals, including annual cash incentive awards earned in fiscal 2021 but paid in fiscal 2022.

Compensation Discussion and Analysis

3.	$1,576,053 was previously reported as compensation to Mr. Kimbell in the Summary Compensation Table for prior years.
4.	$5,053,825 was previously reported as compensation to Ms. Dillon in the Summary Compensation Table for prior years.
5.	$743,355 was previously reported as compensation to Mr. Settersten in the Summary Compensation Table for prior years.
6.	$322,700 was previously reported as compensation to Ms. Caro in the Summary Compensation Table for prior years.
7.	$661,999 was previously reported as compensation to Mr. Childs in the Summary Compensation Table for prior years.

Severance and Change in Control Benefits

Executive Change in Control and Severance Plan

In 2017 we adopted our CIC Plan, which provides severance protections to all of our executive officers, including all of our NEOs, in the event of an involuntary termination in connection with a change in control. Under the CIC Plan, an executive who is involuntarily terminated is eligible to receive the following severance payments and benefits as well as accelerated vesting of equity awards, subject to the execution of an effective release of claims in favor of the Company and continued compliance with their restrictive covenants:

●	a lump-sum cash payment equal to (a) 3.0 for the CEO and 2.0 for all other NEOs, multiplied by (b) the sum of (i) the executive’s salary (where “salary” is an amount equal to the greater of the executive’s salary (A) on the date of termination or (B) on the consummation of the change in control) plus (ii) the executive’s bonus (where “bonus” is an amount equal to the greater of (A) their target bonus on the date of termination, (B) the executive’s target bonus on the consummation of the change in control or (C) the actual anticipated bonus they would receive based on performance as of the date of the change in control);
●	payment of a pro-rated portion of the executive’s annual cash bonus award for the year of termination (with the bonus calculated based on actual performance);
●	accelerated vesting of all outstanding equity awards held by the Participant that vest solely based on the passage of time; and
●	Company-paid COBRA premium payments for up to 18 months following the termination date.

Also, upon a change in control, without regard to any employment loss, all outstanding performance-based equity will vest at the greater of (a) target performance levels or (b) the amount that would have been earned for performance through the date of the change in control.

To the extent that any change in control payment or benefit would be subject to an excise tax imposed in connection with Section 4999 of the Internal Revenue Code of 1986, as amended, such payments and/or benefits may be subject to a “best net” reduction to the extent necessary so that the executive receives the greater of the (i) net amount of the change in control payments and benefits reduced such that such payments and benefits will not be subject to the excise tax and (ii) net amount of the change in control payments and benefits without such reduction.

Compensation Discussion and Analysis

Severance Benefits Not in Connection with a Change in Control

Ms. Dillon resigned as an employee from the Company in 2021 and has no further rights to severance. However, in connection with her agreement to remain as Executive Chairman of the Company she entered into an agreement not to disclose or use our confidential information at any time and not to work for, or otherwise be involved with, any competitor through March 15, 2024 in exchange for continued right to vest and earn her outstanding equity awards, including upon a change in control. Ms. Dillon also remained eligible for a pro-rata annual incentive for fiscal 2021.

Although Messrs. Kimbell, Settersten, and Childs and Ms. Caro and Ms. Steelman do not have contractual rights to severance, we would likely pay each at least six months of severance and continued health benefits in connection with a termination without cause in exchange for a general release of claims.

The following chart sets forth the amounts that Mr. Kimbell, Ms. Dillon, Mr. Settersten, Ms. Caro, Mr. Childs, and Ms. Steelman would receive in the event of a change of control or that their employment was terminated without cause, for good reason, or due to death or disability, or in connection with a change in control, on the last day of fiscal 2021, January 29, 2022. These amounts do not include any value for amounts payable under retirement plans or insurance policies applicable to associates in general.

		Involuntary
		Termination in		Involuntary
		Connection with	Total	Not for Cause
	Change in	Change in	Change in	Termination/	Death/
	Control	Control	Control	Good Reason	Disability
Name	($) (1)	($) (2)	($) (3)	($) (4)	($) (5)
David C. Kimbell	4,883,317	27,981,741	32,865,058	583,970	25,795,146
Mary N. Dillon (6)	5,630,760	20,559,099	26,189,859	1,361,492	24,828,367
Scott M. Settersten	1,803,121	9,046,217	10,849,338	395,579	8,137,938
Jodi J. Caro	951,976	4,604,473	5,556,449	316,385	3,600,259
Jeffrey J. Childs	642,665	4,266,303	4,908,968	320,274	2,927,106
Kecia L. Steelman	2,425,691	9,649,301	12,074,992	424,876	8,884,918
1.	Includes the market value of all unvested PBSs, for which the performance period has not ended, at the maximum payout level.
2.	Includes amounts related to severance, health care costs, pro-rated bonus payouts (as applicable), and the market value of all unvested stock options and RSUs.
3.	Includes amounts related to severance, health care costs, pro-rated bonus payouts (as applicable), and the market value of all unvested stock options, RSUs and PBSs, for which the performance period has not ended, at the maximum payout level.
4.	Includes amounts related to severance, health care costs, and pro-rated bonus payouts (as applicable).
5.	Includes the market value of all unexercisable stock options, RSUs, and PBSs, for which the performance period has not ended, at the maximum payout level.
6.	Ms. Dillon was not employed as of January 29, 2022 and therefore would not have been entitled to any severance.

Compensation Discussion and Analysis

PROPOSAL THREE
ADVISORY RESOLUTION ON EXECUTIVE COMPENSATION

What are you voting on? An advisory resolution to approve the Company’s executive compensation.

The Board of Directors is committed to excellence in governance. As part of that commitment, Ulta Beauty is asking stockholders to vote on a resolution to approve the compensation of our NEOs as disclosed in this proxy statement. This advisory resolution, commonly referred to as a “say-on-pay” resolution, is non-binding on the Company and the Board of Directors. However, the Board and the compensation committee value the opinions of the stockholders and will carefully consider the outcome of the vote when making future compensation decisions. In accordance with the results of the non-binding advisory vote at our 2017 Annual Meeting of Stockholders concerning the frequency of an advisory vote on the compensation paid to our NEOs, this non-binding advisory vote will be held on an annual basis until the Board elects to implement a different frequency or until the next required non-binding advisory vote on frequency.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL THREE

As described more fully above, our executive compensation program is structured to provide compensation opportunities that:

✔	reflect the competitive marketplace in which the Company operates;
✔	link annual incentive compensation to Company performance goals that support stockholder value;
✔	focus a significant portion of an executive’s compensation on equity-based incentives to align interests closely with stockholders; and
✔

attract, motivate, and retain key executives who are critical to our long-term success. A significant portion of the Company’s executive compensation is performance-based, and we emphasize such incentives to ensure that total compensation reflects our overall success or failure and to motivate executive officers to meet appropriate performance measures.

We believe that the fiscal 2021 compensation of our NEOs was appropriate and aligned with the Company’s performance. We urge stockholders to read the Compensation Discussion and Analysis section of this proxy statement, as well as the Summary Compensation Table and the related tables and disclosures, for a more complete understanding of how our executive compensation policies and procedures operate.

As required by Section 14A of the Exchange Act, the Company is asking stockholders to approve the following advisory resolution at the Annual Meeting:

RESOLVED, that the stockholders of Ulta Beauty, Inc. (the “Company”) approve, on an advisory basis, the compensation of the Company’s NEOs as disclosed in this proxy statement pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables, and narrative discussion thereto.

Because the vote is advisory, it will not be binding upon the Board or the compensation committee. However, the compensation committee will consider the outcome of the vote in determining future compensation policies and decisions.

Compensation Discussion and Analysis

The affirmative vote of the holders of a majority of the shares present virtually or represented by proxy and entitled to vote at the Annual Meeting will be required to approve the advisory resolution on executive compensation. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes will be counted towards a quorum but will not be counted for any purpose in determining whether this proposal has been approved.

CEO PAY RATIO

The SEC requires companies to disclose the ratio of the total annual compensation of the CEO to the median of the total annual compensation of all our associates, other than the CEO.

We explain below how we made reasonable efforts to identify our median associate and calculate both the median associate’s total annual compensation and the total annual compensation of our CEO. As permitted by the SEC, we have used reasonable estimates, assumptions, and methodologies to prepare this disclosure.

The SEC provided companies with flexibility to calculate their CEO pay ratio in a manner that best suits their facts and circumstances. Our CEO pay ratio is specific to Ulta Beauty, Inc. and should not be used as a basis for comparison with the CEO pay ratios disclosed by other companies.

We identified our median associate by (1) identifying all associates on November 6, 2021, (2) calculating each associate’s cash compensation (salary, wages, bonuses, and commissions) earned through that date and (3) then ranking all 43,986 associates by compensation from high to low and selecting the associate who had the median cash compensation. We calculated the median associate’s total annual compensation for 2021 according to the same methodology we used for calculating Mr. Kimbell’s total annual compensation as reported in the Summary Compensation Table on page 39, to determine both our median associate’s total annual compensation and Mr. Kimbell’s for purposes of the ratio.

Using this methodology for fiscal 2021, our median associate’s total annual compensation was $13,403 and our CEO’s total annual compensation was $8,826,126. The annual total compensation for our CEO used for purposes of computing our pay ratio disclosure differs from the annual total compensation amount reflected in the Summary Compensation Table. Specifically, our CEO on the determination date, November 6, 2021, was David Kimbell, who has served the company in that capacity since June 2021. Because Mr. Kimbell served as CEO for less than the full year, we annualized his annual total compensation for 2021, as reported in the Summary Compensation Table, to estimate the compensation that he reasonably would have received if he had served as CEO for all of 2021. The resulting ratio of our CEO’s total annual compensation to the total annual compensation of our median associate was approximately 659:1.

S	tock Ownership

Security Ownership of Certain Beneficial Owners and Management

The following table presents information concerning the beneficial ownership of the shares of our common stock as of April 4, 2022 by:

●	each person we know to be the beneficial owner of 5% or more of our outstanding shares of common stock;
●	each of our NEOs, directors, and nominees; and
●	all of our executive officers, directors, and nominees as a group.

Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Unless otherwise indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned by them, subject to community property laws where applicable. Shares of our common stock subject to stock options that are currently exercisable or exercisable within 60 days of April 4, 2022, and shares of common stock underlying restricted stock units (whether or not deferred) that could vest within 60 days of April 4, 2022, are deemed to be outstanding and to be beneficially owned by the person holding the stock options or restricted stock units for the purpose of computing the percentage ownership of that person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

Stock Ownership

The following table lists applicable percentage ownership based on 52,227,138 shares of common stock outstanding as of April 4, 2022. Unless otherwise indicated, the address for each of the beneficial owners in the table below is c/o Ulta Beauty, Inc., 1000 Remington Blvd., Suite 120, Bolingbrook, IL 60440.

	Number of Shares	Percentage
Name and Address of Beneficial Owner	Beneficially Owned	Beneficially Owned
5% stockholders:
The Vanguard Group (1) 100 Vanguard Blvd. Malvern, Pennsylvania 19355	5,846,244	11.2%
BlackRock Inc. (2) 55 East 52nd Street New York, New York 10055	4,234,911	8.1%

NEOs, directors and nominees:
David C. Kimbell (3)	88,451	*
Scott M. Settersten (4)	39,854	*
Jodi J. Caro (5)	9,933	*
Jeffrey J. Childs (6)	10,022	*
Kecia L. Steelman (7)	24,712	*
Sally E. Blount (8)	2,310	*
Michelle L. Collins (8)	4,850	*
Mary N. Dillon (9)	197,816	*
Kelly E. Garcia	—	*
Catherine A. Halligan (8)	2,526	*
Charles Heilbronn (8) (10)	545,658	1%
Patricia A. Little (8)	1,406	*
Michael R. MacDonald (8)	2,627	*
George R. Mrkonic (8)	2,476	*
Lorna E. Nagler (8)	7,439	*
Gisel Ruiz	—	*
Michael C. Smith (8)	1,538	*
All current directors and executive officers as a group (17 persons) (8) (11)	941,618	2%
*	Less than 1%
1.	Based solely on the Schedule 13G/A filed by The Vanguard Group on February 10, 2022. This holder reports shared voting power with respect to 90,479 of these shares, sole dispositive power with respect to 5,623,011 of these shares and shared dispositive power with respect to 223,233 of these shares.
2.	Based solely on the Schedule 13G/A filed by BlackRock, Inc. on February 7, 2022. This holder reports sole voting power with respect to 3,717,589 of these shares and sole dispositive power with respect to 4,234,911 of these shares.
3.	Includes stock options to purchase 2,347 shares of common stock exercisable at $191.76 per share, stock options to purchase 8,771 shares of common stock exercisable at $281.53 per share, stock options to purchase 16,880 shares of common stock exercisable at $204.27 per share, stock options to purchase 8,228 shares of common stock exercisable at $348.73 per share, stock options to purchase 35,414 shares of common stock exercisable at $174.45 per share, and stock options to purchase 3,173 shares of common stock exercisable at $306.59 per share.

Stock Ownership

4.	Includes stock options to purchase 2,346 shares of common stock exercisable at $191.76 per share, stock options to purchase 4,386 shares of common stock exercisable at $281.53 per share, stock options to purchase 10,344 shares of common stock exercisable at $204.27 per share, stock options to purchase 6,691 shares of common stock exercisable at $348.73 per share, stock options to purchase 7,594 shares of common stock exercisable at $174.45 per share, and stock options to purchase 1,171 shares of common stock exercisable at $306.59 per share.
5.	Includes stock options to purchase 2,577 shares of common stock exercisable at $348.73 per share, stock options to purchase 3,607 shares of common stock exercisable at $174.45 per share, and stock options to purchase 618 shares of common stock exercisable at $306.59 per share.
6.	Includes stock options to purchase 1,363 shares of common stock exercisable at $204.27 per share, stock options to purchase 2,391 shares of common stock exercisable at $348.73 per share, stock options to purchase 2,714 shares of common stock exercisable at $174.45 per share, and stock options to purchase 417 shares of common stock exercisable at $306.59 per share.
7.	Includes stock options to purchase 4,867 shares of common stock exercisable at $281.53 per share, stock options to purchase 8,332 shares of common stock exercisable at $204.27 per share, stock options to purchase 4,183 shares of common stock exercisable at $348.73 per share, stock options to purchase 2,759 shares of common stock exercisable at $174.45 per share, and stock options to purchase 1,576 shares of common stock exercisable at $306.59 per share.
8.	Includes 476 shares of common stock underlying non-employee director restricted stock units for each of Messrs., Heilbronn, MacDonald, Mrkonic and Smith, Ms. Blount, Ms. Collins, Ms. Halligan, Ms. Little and Ms. Nagler; and 4,284 shares for all current directors and executive officers as a group.
9.	Includes stock options to purchase 31,223 shares of common stock exercisable at $281.53 per share, stock options to purchase 11,253 shares of common stock exercisable at $204.27 per share, stock options to purchase 19,820 shares of common stock exercisable at $348.73 per share, stock options to purchase 22,942 shares of common stock exercisable at $174.45 per share, and stock options to purchase 3,213 shares of common stock exercisable at $306.59 per share. Includes 77,200 shares of common stock held by trust.
10.	Mr. Heilbronn holds 61,439 shares directly and is deemed to beneficially own all 484,219 shares of common stock held by Mousseluxe SARL. Mr. Heilbronn has sole voting power and sole investment power with respect to the 61,439 shares he holds directly, and he has been granted a power of attorney and proxy to exercise voting and investment power with respect to all of the shares shown as beneficially owned by Mousseluxe SARL. Pursuant to this authority, Mr. Heilbronn makes all voting and investment decisions with respect to all such shares and may be deemed to beneficially own all such shares. Mr. Heilbronn disclaims beneficial ownership of all such shares except to the extent of his pecuniary interest therein.
11.	Total percentage equals the quotient of total holdings over the sum of shares outstanding and the stock options and restricted stock units referenced in the footnotes above.

C	ertain Relationships and Transactions

Related Person Transaction Approval Policy

Our Board of Directors has adopted written policies and procedures regarding the review, approval, or ratification of any “related person transaction.” For purposes of these policies and procedures:

●	a “related person” means any of the Company’s directors, executive officers, nominees for director, 5% or greater stockholder, or any of their immediate family members; and
●	a “related person transaction” generally means a transaction (including any indebtedness or a guarantee of indebtedness) in which we were or are to be a participant and the amount involved exceeds $120,000, and in which a related person had or will have a direct or indirect material interest.

Each executive officer, director, or nominee for director is required to disclose to the audit committee certain information relating to related person transactions for review and approval or ratification by the audit committee. The audit committee is required to disclose any material related person transactions to the full Board of Directors.

Disclosure to the audit committee is required to be made before, if possible, or as soon as practicable after the related person transaction is effected, but in any event as soon as practicable after the executive officer, director, or nominee for director becomes aware of the transaction or of a material change to such a transaction. Under the policy, the audit committee’s decision to approve or ratify a related person transaction is to be based on the audit committee’s determination that consummation of the transaction is in, or was not contrary to, the best interests of the Company. There were no related person transactions during 2021, except as follows:

Related Person Transactions and Relationships

Charles Heilbronn, one of our current directors, is Executive Vice President and Secretary, as well as a director, of Chanel, Inc. In fiscal 2021, Chanel, Inc. sold to Ulta Beauty approximately $69.0 million of fragrances and cosmetics on an arm’s length basis pursuant to Chanel’s standard wholesale terms and is expected to continue to sell fragrances and cosmetics to Ulta Beauty during fiscal 2022.

Q	uestions and Answers

PROXY MATERIALS AND ANNUAL MEETING

General — Why am I receiving these materials?

On or about April 20, 2022, we sent a Notice of Internet Availability of Proxy Materials (the “Notice”) to you, and to all stockholders of record as of the close of business on April 4, 2022 because the Board of Directors of Ulta Beauty is soliciting your proxy to vote at the 2022 Annual Meeting of Stockholders. Our Board has made these proxy materials available to you on the internet, or upon your request, has delivered printed proxy materials to you in connection with the solicitation of proxies for use at the 2022 Annual Meeting of Stockholders. Our 2021 Annual Report, which includes our Form 10-K for fiscal year ended January 29, 2022, along with this proxy statement and all other relevant corporate governance materials, are also available at the Investor Relations section of our website at https://ulta.com/investor.

Delivery of Materials — Why did I receive a notice in the mail regarding the internet availability of proxy materials instead of a full set of proxy materials?

In accordance with rules adopted by the SEC, we may furnish proxy materials, including this proxy statement and our 2021 Annual Report, to our stockholders by providing access to such documents on the internet instead of mailing printed copies. Most stockholders will not receive printed copies of the proxy materials unless they request them. Instead, the Notice, which was mailed to most of our stockholders, will instruct you as to how you may access and review all of the proxy materials on the internet. The Notice also instructs you as to how you may submit your proxy on the internet. If you would like to receive a paper or email copy of our proxy materials, you should follow the instructions for requesting such materials in the Notice.

Date, Time, and Place — When and where is the 2022 Annual Meeting of Stockholders?

The 2022 Annual Meeting will be held on Wednesday, June 1, 2022, at 10:00 A.M., Central Daylight Time, online at www.virtualshareholdermeeting.com/ULTA2022. The Annual Meeting will be accessible only through the internet. We are holding the Annual Meeting online due to an abundance of caution related to the continuing COVID-19 pandemic and the priority we place on the health and well-being of our stockholders, associates, and other stakeholders. We have worked to offer the same participation opportunities as were provided at the in-person portion of our past meetings while further enhancing the online experience available to all stockholders regardless of their location. In future years, we intend to use annual meeting formats which allow for the most optimal stockholder participation and experience which may include virtual, in-person, or a combination of formats.

Purpose — What is the purpose of the Annual Meeting of Stockholders?

At our Annual Meeting, stockholders will act upon the matters outlined in this proxy statement and in the Notice of Annual Meeting accompanying this proxy statement.

Questions and Answers

Attending the Annual Meeting — How can I attend the Annual Meeting by virtual presence?

You may attend the Annual Meeting by virtual presence if you were an Ulta Beauty stockholder or joint holder as of the close of business on April 4, 2022, or you hold a valid proxy for the Annual Meeting. To attend the Annual Meeting by virtual presence, go to www.virtualshareholdermeeting.com/ULTA2022. If you are a stockholder of record, you will also need to provide your control number found on your proxy card. If you are not a stockholder of record but hold shares through a broker, trustee or nominee, you will also need to obtain a “legal proxy” from the broker, trustee or nominee that holds your shares, or otherwise provide proof of beneficial ownership on the record date, such as your most recent account statement prior to April 4, 2022, a copy of the voting instruction card provided by your broker, trustee or nominee, or other similar evidence of ownership, and provide your control number found on the voting instruction card provided by such broker, trustee or nominee. If a stockholder is an entity and not a natural person, the authorized representative must comply with the procedures outlined above and must also present evidence of authority to represent such entity. If a stockholder is a natural person and not an entity, such stockholder and his/her immediate family members will be admitted to the online Annual Meeting, provided they comply with the above procedures.

Participating in the Annual Meeting — How can I participate in the Annual Meeting?

You are entitled to participate in the Annual Meeting if you were a stockholder as of the close of business on April 4, 2022. The Annual Meeting will begin promptly at 10:00 a.m. Central Daylight Time. Online check-in will begin at 9:45 a.m. Central Daylight Time, and you should allow ample time for the online check-in procedures. If you have difficulty accessing the meeting, call the telephone number provided on the login page at www.virtualshareholdermeeting.com/ULTA2022. We will have technicians available to assist you.

Whether or not you participate in the Annual Meeting, it is important that your shares be part of the voting process. The other methods by which you may vote are described in the Notice and elsewhere in this proxy statement.

This year’s stockholders’ question and answer session will include questions submitted in advance of, and questions submitted live during, the Annual Meeting. You may submit a question in advance of the meeting at www.proxyvote.com after logging in with your control number. Questions may be submitted during the Annual Meeting through www.virtualshareholdermeeting.com/ULTA2022.

Multiple Sets of Proxy Materials — What should I do if I receive more than one set of voting materials?

You may receive more than one set of voting materials, including multiple copies of this proxy statement and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you may receive a separate voting instruction card for each brokerage account. If you are a stockholder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please vote each proxy card and voting instruction card that you receive.

Record Holders and Beneficial Owners — What is the difference between holding shares as a Record Holder versus a Beneficial Owner?

Most Ulta Beauty stockholders hold their shares through a broker or other nominee rather than directly in their own name. There are some distinctions between shares held of record and those owned beneficially:

Record Holders — If your shares are registered directly in your name with our Transfer Agent, American Stock Transfer & Trust Company, you are considered, with respect to those shares, the stockholder of record or Record Holder and the Notice was sent directly to you by Ulta Beauty. As the stockholder of record, you have the right to grant your voting proxy directly to Ulta Beauty or to vote by attending the Annual Meeting online.

Questions and Answers

Beneficial Owner — If your shares are held in a brokerage account or by another nominee, you are considered the Beneficial Owner of shares held in street name, and the Notice was forwarded to you from your broker, trustee, or nominee. As a Beneficial Owner, you have the right to direct your broker, trustee, or nominee how to vote and are also invited to attend the Annual Meeting by virtual presence. Since a Beneficial Owner is not the stockholder of record, you may not vote these shares at the meeting unless you obtain a “legal proxy” from the broker, trustee or nominee that holds your shares, giving you the right to vote the shares at the meeting. Your broker, trustee or nominee has enclosed or provided voting instructions for you to use in directing how to vote your shares. If you do not provide specific voting instructions to your broker by May 22, 2022 (10 days before the Annual Meeting), your broker can vote your shares with respect to “discretionary” items, but not with respect to “non-discretionary” items. The election of directors (Proposal 1) and the advisory vote on executive compensation (Proposal 3) are considered non-discretionary items, while the ratification of the appointment of our independent registered public accounting firm (Proposal 2) is considered a discretionary item. On non-discretionary items for which you do not give your broker instructions, the shares will be treated as broker non-votes.

Voting — Who can vote and how do I vote?

Only holders of our common stock at the close of business on April 4, 2022 will be entitled to notice of and to vote at the Annual Meeting. At the close of business on April 4, 2022, we had outstanding and entitled to vote 52,227,138 shares of common stock. Each holder of our common stock on such date will be entitled to one vote for each share held on all matters to be voted upon at the Annual Meeting.

To ensure that your vote is recorded promptly, please vote as soon as possible, even if you plan to attend the Annual Meeting by virtual presence online. Whether you hold shares directly as the stockholder of record or beneficially in street name, you may direct how your shares are voted without attending the Annual Meeting. If you are a stockholder of record, you may vote by proxy. You can vote by proxy over the internet by following the instructions provided in the Notice, or if you requested to receive printed proxy materials, you can also vote by mail or telephone pursuant to instructions provided on the proxy card. If you hold shares beneficially in street name, you may also vote by proxy over the internet by following the instructions provided in the Notice, or if you requested to receive printed proxy materials, you can also vote by mail or telephone by following the voting instructions provided to you by your broker, bank, trustee, or nominee.

If you attend the Annual Meeting online, you may also submit your vote at www.virtualshareholdermeeting.com/ULTA2022 at the meeting, and any previous votes that you submitted will be superseded by the vote that you cast at the Annual Meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the Annual Meeting, you must obtain from the Record Holder a legal proxy issued in your name.

Revocation of Proxy — May I change my vote after I return my proxy?

Yes. Even after you have submitted your proxy/vote, you may revoke or change your vote at any time before the proxy is exercised by (i) the timely delivery of a valid, later-dated proxy, timely written notice of revocation with our Corporate Secretary at our principal executive offices at 1000 Remington Blvd., Suite 120, Bolingbrook, IL 60440; or (ii) by attending the Annual Meeting virtually and voting at the meeting. Attendance at the Annual Meeting by virtual presence will not, by itself, revoke a proxy.

Quorum — What constitutes a quorum?

Presence at the Annual Meeting, by virtual presence or by proxy, of the holders of a majority of the common stock outstanding on April 4, 2022 will constitute a quorum, permitting the Annual Meeting to proceed and business to be conducted. As of April 4, 2022, 52,227,138 shares of common stock were outstanding. Thus, the presence, virtually at the meeting or by proxy, of the holders of common stock representing at least 26,113,570 shares will be required to establish a quorum. Proxies received but marked as abstentions and broker non-votes will be included in the calculation of the number of shares considered to be present at the meeting.

Questions and Answers

Voting Results — Where can I find the voting results of the Annual Meeting?

We will publish final voting results in a Current Report on Form 8-K that will be filed with the SEC within four business days of the Annual Meeting.

Solicitation — Who will pay the costs of soliciting these proxies?

We will bear the entire cost of solicitation of proxies, including preparation, assembly, printing and distribution of this proxy statement and any additional information furnished to stockholders. If you choose to access the proxy materials and/or vote over the internet, you are responsible for internet access charges you may incur. If you choose to vote by telephone, you are responsible for telephone charges you may incur. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries, and custodians holding shares of common stock beneficially owned by others to forward to such Beneficial Owners. We may reimburse persons representing Beneficial Owners of common stock for their reasonable costs of forwarding solicitation materials to such Beneficial Owners. Original solicitation of proxies may be supplemented by electronic means, mail, facsimile, telephone, or personal solicitation by our directors, officers, or other associates. No additional compensation will be paid to our directors, officers, or other regular associates for such services.

Additional Matters at the Annual Meeting — What happens if additional matters are presented at the Annual Meeting?

Other than the three proposals described in this proxy statement, we are not aware of any other properly submitted business to be acted upon at the Annual Meeting. If you grant a proxy, the persons named as proxy holders, David C. Kimbell, our Chief Executive Officer, and Jodi J. Caro, our General Counsel, Chief Risk & Compliance Officer and Corporate Secretary, will have the discretion to vote your shares on any additional matters properly presented for a vote at the meeting. If, for any unforeseen reason, any of our nominees are not available as a candidate for director, the persons named as proxy holders will vote your proxy for such other candidate or candidates as may be nominated by the Board of Directors.

Stockholder Proposals — What is the deadline to propose actions for consideration at next year’s Annual Meeting of Stockholders?

Proposals by stockholders that are submitted for inclusion in our proxy materials for our 2023 Annual Meeting of Stockholders must follow the procedures provided in Rule 14a-8 under the Exchange Act. To be timely under Rule 14a-8, they must be received by our Corporate Secretary by December 21, 2022.

Under our Bylaws, if a stockholder does not submit a proposal for inclusion in our proxy materials but does wish to propose an item of business to be considered at our 2023 Annual Meeting of Stockholders, that stockholder must provide specified information to us no earlier than February 1, 2023 and no later than March 3, 2023. Stockholders are also advised to review our Bylaws, which contain additional requirements with respect to advance notice of stockholder proposals.

Proposals by stockholders must be mailed to our Corporate Secretary at our principal executive offices at 1000 Remington Blvd., Suite 120, Bolingbrook, IL 60440.

We intend to file a proxy statement and WHITE proxy card with the SEC in connection with our solicitation of proxies for our 2023 Annual Meeting of Stockholders. Stockholders may obtain our proxy statement (and any amendments and supplements thereto) and other documents as and when filed by us with the SEC without charge from the SEC’s website at: www.sec.gov.

Questions and Answers

Nomination of Directors — How do I submit a proposed director nominee to the Board of Directors for consideration or use the proxy access provisions of Ulta Beauty’s Bylaws to nominate a director candidate for the 2023 Annual Meeting of Stockholders?

Any stockholder may propose director nominees for consideration by the Board of Directors’ nominating and corporate governance committee. Any such recommendation should include the nominee’s name and qualifications for membership on the Board of Directors and should be directed to our Corporate Secretary at the address of our principal executive offices set forth above. Such recommendation should disclose all relationships that could give rise to a lack of independence and also contain a statement signed by the nominee acknowledging that he or she will owe a fiduciary obligation to Ulta Beauty and our stockholders. The section titled “Corporate Governance – Nomination Process – Qualifications” above provides additional information on the nomination process. In addition, please review our Bylaws in connection with nominating a director, as our Bylaws generally require a stockholder to provide certain information about the nominee, the stockholder, and the shares of Ulta Beauty held by the stockholder and nominee to us in a timely notice (which, for the 2023 Annual Meeting of Stockholders, means notice to us no earlier than February 1, 2023 and no later than March 3, 2023).

In addition to satisfying the foregoing requirements under our Bylaws, to comply with the universal proxy rules (once they become effective), stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than April 2, 2023 (but must also meet the no earlier than February 1, 2023 and no later than March 3, 2023 timely notice described above).

Our Bylaws also provide that under certain circumstances, a stockholder or group of stockholders may include director candidates that they have nominated in our proxy materials for an Annual Meeting of Stockholders. These proxy access provisions of our Bylaws provide, among other things, that a stockholder or group of no more than 20 stockholders seeking to include their director candidates in our proxy materials must own 3% or more of Ulta Beauty’s outstanding common stock continuously for at least the previous three years. The number of stockholder-nominated candidates appearing in any of our proxy materials cannot exceed the greater of two or 20% of the number of directors then serving on the Board. If 20% is not a whole number, the maximum number of stockholder-nominated candidates would be the closest whole number below 20%. Based on the current Board size of eleven directors, the maximum number of proxy access candidates that we would be required to include in our proxy materials is two. Nominees submitted under the proxy access procedures that are later withdrawn or are included in the proxy materials as Board-nominated candidates will be counted in determining whether the 20% maximum has been reached. If the number of stockholder nominated candidates exceeds 20%, each nominating stockholder or group of stockholders may select one nominee for inclusion in the proxy materials until the maximum number is reached. The order of selection would be determined by the amount (largest to smallest) of shares of Ulta Beauty common stock held by each nominating stockholder or group of stockholders. Requests to include stockholder-nominated candidates in our proxy materials for our 2023 Annual Meeting of Stockholders must be received by our Corporate Secretary, at the address of our principal executive offices set forth above, no earlier than November 21, 2022 and no later than December 21, 2022. The nominating stockholder or group of stockholders also must deliver the information required by our Bylaws, and each nominee must meet the qualifications required by our Bylaws, so we advise stockholders to review our Bylaws.

M	iscellaneous

Other Matters

The Board of Directors knows of no other matters that will be presented for consideration at the 2022 Annual Meeting of Stockholders. If any other matters are properly brought before the Annual Meeting, it is the intention of the proxy holders, David C. Kimbell, our Chief Executive Officer, and Jodi J. Caro, our General Counsel, Chief Risk & Compliance Officer and Corporate Secretary, to vote on such matters in accordance with their best judgment.

Your vote is important. Whether or not you plan to attend the Annual Meeting by virtual presence, we hope you will vote as soon as possible. You may vote over the internet, as well as by telephone, or, if you requested to receive printed proxy materials, by mailing a proxy or voting instruction card. Please review the instructions on each of your voting options described in this proxy statement, as well as in the Notice you received in the mail.

By Order of the Board of Directors

Jodi J. Caro General Counsel, Chief Risk & Compliance Officer and Corporate Secretary

April 20, 2022

A COPY OF ULTA BEAUTY’S ANNUAL REPORT TO THE SEC ON FORM 10-K FOR THE FISCAL YEAR ENDED JANUARY 29, 2022 IS AVAILABLE WITHOUT CHARGE THROUGH THE INVESTOR RELATIONS SECTION OF OUR WEBSITE AT HTTPS://WWW.ULTA.COM/INVESTOR, AND UPON WRITTEN REQUEST TO: INVESTOR RELATIONS, ULTA BEAUTY, INC., 1000 REMINGTON BLVD., SUITE 120, BOLINGBROOK, IL 60440.

VIEW MATERIALS & VOTE w SCAN TO ULTA BEAUTY, INC. 1000 REMINGTON BLVD. SUITE 120 BOLINGBROOK, IL 60440 VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on May 31, 2022. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting - Go to www.virtualshareholdermeeting.com/ULTA2022 You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on May 31, 2022. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: D76867-P66832 KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. ULTA BEAUTY, INC. The Board of Directors recommends you vote FOR ALL the following Class III Directors to hold office until the 2025 Annual Meeting of Stockholders: For Withhold For All AllAllExcept To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below. ! ! ! 1. Election of Directors Nominees: 01) 02) 03) Kelly E. Garcia Michael R. MacDonald Gisel Ruiz For Against Abstain The Board of Directors recommends you vote FOR proposals 2 and 3. ! ! ! ! ! ! 2. To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year 2022, ending January 28, 2023. 3. To vote on an advisory resolution to approve the Company's executive compensation. NOTE: Such other business as may properly come before the meeting or any adjournment or postponement thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

The Proxy Statement and Annual Report to Stockholders for the year ended January 29, 2022 are available at http://ir.ultabeauty.com D76868-P66832 ULTA BEAUTY, INC. Annual Meeting of Stockholders June 1, 2022 10:00 AM CDT This proxy is solicited on behalf of the Board of Directors The undersigned hereby appoints David C. Kimbell and Jodi J. Caro as proxies, with full power of substitution, to represent and vote as designated on the reverse side, all the shares of Common Stock of Ulta Beauty, Inc. held of record by the undersigned on April 4, 2022, at the Annual Meeting of Stockholders to be held virtually at www.virtualshareholdermeeting.com/ULTA2022, on June 1, 2022, or any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations. Continued and to be signed on reverse side